PINNACLE FINANCIAL PARTNERS, INC.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 744-3700

March 14, 2007

Dear Shareholder:

    You are cordially invited to attend our annual meeting of shareholders, which will be held at Pinnacle Financial Partners’ main office located at 211 Commerce Street, Nashville, Tennessee 37201, on Tuesday, April 17, 2007, at 11:00 a.m., CDT. I sincerely hope that you will be able to attend the meeting and I look forward to seeing you.

    The attached notice of the annual meeting and proxy statement describes the formal business to be transacted at the meeting. We will also report on our operations for the year ended December 31, 2006 and the first quarter of 2007, as well as our plans for the future. Your attention is directed to the proxy statement accompanying this notice for a more complete statement regarding the matters proposed to be acted upon at the meeting.

    A copy of our annual report, which contains information on our operations and financial performance as well as our audited financial statements, is also included with this proxy statement.

    Please take this opportunity to become involved in the affairs of Pinnacle Financial Partners, Inc. Whether or not you expect to be present at the meeting, please mark, date, and sign the enclosed proxy card, and return it to us in the envelope provided as soon as possible. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If you decide later to attend the meeting, you may withdraw your proxy at any time and vote your shares in person.

                Sincerely,

                                          M. Terry Turner
                  President and Chief Executive Officer

PINNACLE FINANCIAL PARTNERS, INC.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 744-3700

* * * * * * * *
NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 17, 2007

* * * * * * * * *
The annual meeting of shareholders of Pinnacle Financial Partners, Inc. (the “Company”) will be held on Tuesday, April 17, 2007, at 11:00 a.m., CDT at our main office located at 211 Commerce Street, Nashville, Tennessee 37201 for the following purposes:

(1)	To elect four persons to serve as Class I directors for a three-year term;

(2)	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

(3)	To transact any other business as may properly come before the meeting or any adjournments of the meeting.

The Board of Directors has set the close of business on March 1, 2007, as the record date for determining the shareholders who are entitled to notice of, and to vote at, the meeting.

We hope that you will be able to attend the meeting. We ask, however, whether or not you plan to attend the meeting, that you mark, date, sign, and return the enclosed proxy card as soon as possible. Promptly returning your proxy card will help ensure the greatest number of shareholders are present whether in person or by proxy.

If you attend the meeting in person, you may revoke your proxy at the meeting and vote your shares in person. You may revoke your proxy at any time before the proxy is exercised. Should you desire to revoke your proxy, you may do so as provided in the accompanying proxy statement.

            By Order of the Board of Directors,

                                        Hugh M. Queener
                Corporate Secretary
Nashville, Tennessee
March 14, 2007

PINNACLE FINANCIAL PARTNERS, INC.
211 Commerce Street, Suite 300
Nashville, Tennessee 37201
(615) 744-3700

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PROXY STATEMENT FOR 2007 ANNUAL MEETING

* * * * * * * * *

The Board of Directors (the “Board”) of Pinnacle Financial Partners, Inc. (the “Company”) is furnishing this proxy statement in connection with its solicitation of proxies for use at the 2007 Annual Meeting of Shareholders (the “Meeting”) to be held at 11:00 a.m. CDT on Tuesday, April 17, 2007 at our main office located at 211 Commerce Street, Nashville, Tennessee 37201, and at any adjournments of the meeting. The enclosed proxy is solicited by the Board of Directors of the Company.

The purposes of the Meeting are to elect four Class I directors, to ratify the appointment of the Company’s independent registered public accounting firm and to transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The close of business on March 1, 2007 is the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. We first mailed this proxy statement and the accompanying proxy card to shareholders on March 14, 2007.

As of the close of business on the record date, the Company had 90,000,000 shares of common stock, $1.00 par value per share (the “Common Stock”) authorized, of which 15,482,594 shares were issued and outstanding and 10,000,000 shares of preferred stock, no par value (the “Preferred Stock”) authorized, of which no shares were issued and outstanding. Each issued and outstanding share of Common Stock is entitled to one vote on all matters presented at the meeting.

IMPORTANT MEETING AND VOTING INFORMATION

Proxy Voting Procedures

If you properly sign, return and do not revoke your proxy, the persons appointed as proxies will vote your shares according to the instructions you have specified on the proxy card. If you sign and return your proxy card but do not specify how the persons appointed as proxies are to vote your shares, your proxy will be voted as follows:

•	FOR the election of the director nominees;
•	FOR the ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and
•	In the best judgment of the persons appointed as proxies as to all other matters properly brought before the Meeting.

If any nominee for election to the Board of Directors named in this proxy statement becomes unavailable for election for any reason, the proxy will be voted FOR a substitute nominee selected by the Board of Directors.

Pinnacle Financial Partners, Inc.

You can revoke your proxy at any time before it is voted by delivering to Mr. Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, either a written revocation of the proxy or a duly executed proxy bearing a later date. You may also revoke your proxy by attending the Meeting and voting in person.

Shareholder Approval Requirements

A quorum will be present at the meeting if at least 7,741,298 shares of Common Stock are represented in person or by valid proxy at the Meeting, which is a majority of the Company’s outstanding shares of Common Stock as of the record date. According to Tennessee law and the Company's Amended and Restated Charter and Bylaws, the aggregate number of votes entitled to be cast by all shareholders present in person or represented by proxy at the Meeting, whether those shareholders vote "for," "against" or "abstain" from voting, together with all broker non-votes will be counted for purposes of determining whether a quorum is present.

Broker Proxies. Proxies that are returned to us where brokers have received instructions to vote on one or more proposals but do not vote on other proposal(s) are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes are included in determining the presence of a quorum.

Vote Required to Elect Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the Meeting is required for the election of directors. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, withholding authority will have no effect on whether one or more directors is elected.

The Company’s Board of Directors has adopted Corporate Governance Guidelines, as described in more detail below, which provide that, should an incumbent director receive more “Withhold Authority” votes than “For” votes, that director shall tender his or her resignation to the Chairman of the Company’s Board of Directors following the shareholder vote. Subsequently, the Company’s Nominating and Corporate Governance Committee shall consider the relevant facts and circumstances, including the factors that may have given rise to the resulting shareholder vote and the service and qualifications of the impacted director(s), and recommend to the Company’s Board of Directors within ninety days of the shareholder vote as to whether to accept or reject the resignation of the impacted director(s). The Company’s Board of Directors shall also consider the relevant facts and circumstances as to whether to accept or reject the Nominating and Corporate Governance Committee’s recommendation. Subsequently, the Company shall describe a full explanation of the above process and the decisions reached in a Form 8-K filing with the Securities and Exchange Commission. Any director who tenders his resignation pursuant to this provision shall not participate in any discussion or recommendation related to the above process.

Vote Required to Ratify the Appointment of KPMG LLP and Other Matters

The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and any matter other than that enumerated above that properly comes before the Meeting will also be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. A properly executed proxy marked "ABSTAIN" with respect to a proposal will not be voted on that proposal, although it will be counted in determining whether there is a quorum. Therefore, abstaining from voting on the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm and any other proposal that properly comes before the Meeting will have no effect on whether the proposal is approved so long as a quorum is present.

Pinnacle Financial Partners, Inc.

Proxy Solicitation

Although the Company does not currently plan to engage a proxy solicitation firm, the Company will pay the cost of proxy solicitation. Our directors, officers and employees may, without additional compensation, solicit proxies by personal interview, telephone, fax, or otherwise. We will direct brokerage firms or other custodians, nominees or fiduciaries to forward our proxy solicitation material to the beneficial owners of Common Stock held of record by these institutions and will reimburse them for the reasonable out-of-pocket expenses they incur in connection with this process.

Shareholder Proposals for Next Year’s Meeting

In order for shareholder proposals for the 2008 Annual Meeting of Shareholders to be eligible for inclusion in the Company’s 2008 Proxy Statement, all such proposals must be mailed to Hugh M. Queener, Corporate Secretary, Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201, and must be received no later than the close of business on December 18, 2007. After this date, a shareholder who intends to raise a proposal to be acted upon at the 2008 Annual Meeting of Shareholders, but who does not desire to include the proposal in the Company’s 2008 Proxy Statement, must inform the Company in writing no later than January 29, 2008. If notice is not provided by that date, the Board may exclude such proposals from being acted upon at the 2008 Annual Meeting of Shareholders. Further, if the Board elects not to exclude the proposal from consideration at the meeting (although not included in the Proxy Statement), the persons named as proxies in the Company’s proxy for the 2008 Annual Meeting of Shareholders may exercise their discretionary authority to act upon any such proposal.

CORPORATE GOVERNANCE

The Company has developed sound corporate governance principles which it believes are essential to running the Company's business efficiently and to maintaining the Company's integrity in the marketplace.

Corporate Governance Guidelines

The Company’s Board has established a set of Corporate Governance Guidelines which are set forth in Appendix A of this Proxy Statement. These guidelines address such matters as director qualifications, director nominations, board composition, director meetings, board committees and other matters. The Board believes such guidelines to be appropriate for the Company in its effort to maintain “best practices” as to corporate governance. You may also access a copy of the Company's Corporate Governance Guidelines on the “Corporate Governance” section of the Company’s website at www.pnfp.com.

Director Independence

The Board has determined that each of the following directors is an “independent director” within the meaning of Marketplace Rule 4200(a)(15) of the National Association of Securities Dealers, Inc. (the "NASD"):

Sue G. Atkinson;	Gregory L. Burns;
Colleen Conway-Welch;	James C. Cope;
William H. Huddleston, IV;	Clay T. Jackson;
Hal N. Pennington;	Dale W. Polley;
James L. Shaub, II; and	Reese L. Smith, III.

When considering the independence of Ms. Atkinson and Mr. Jackson, the Nominating and Corporate Governance Committee of the Board considered those transactions described below under “Certain Relationships and Related Transactions.” When considering the independence of Mr. Cope, the Nominating and Corporate Governance Committee and the Board of Directors considered the services provided to the Company by the law firm of which Mr. Cope is a partner. When considering the independence of Mr. Huddleston,

Pinnacle Financial Partners, Inc.

the Nominating and Corporate Governance Committee and the Board of Directors considered the engineering work performed for the Company by the engineering firm of which Mr. Huddleston is the President.

During 2006, the independent directors held two meetings at which only independent directors were present. For both of the meetings, the independent directors elected Dale W. Polley to be the chairperson for the meeting.

Director Qualifications

The Company's Corporate Governance Guidelines contain membership criteria that apply to nominees for a position on the Company's Board. The Company's Board and its Nominating and Corporate Governance Committee have also adopted procedures for the evaluation of director candidates (the “Nominee Procedures”) that contain certain minimum qualifications for candidates, including those identified by the Company’s shareholders. The Company's Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee will annually review with the Board the composition of the Board as a whole and will consider with the Board the current composition of the Board in an effort to ensure that the members of the Board have a diversity of age, skills and experience in the context of the needs of the Board.

The Nominee Procedures provide that the Nominating and Corporate Governance Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership and that candidates nominated to serve as directors will, at a minimum, in the Committee’s judgment:

•
be able to represent the interests of the Company and all of its shareholders and not be disposed by affiliation or interest to favor any individual, group or class of shareholders or other constituency;

•	meet the minimum qualifications for directors set forth in the Corporate Governance Guidelines and fulfill the needs of the Board at that time in terms of age, diversity, experience and expertise; and
•
possess the background and demonstrated ability to contribute to the performance by the Board of its collective responsibilities, through senior executive management experience, relevant professional or academic distinction, and/or a record of relevant civic and community leadership.

In addition to these minimum qualifications, the Nominating and Corporate Governance Committee may also consider whether the candidate:

•	is of the highest ethical character and shares the core values of the Company as reflected in the Company's Corporate Governance Guidelines and the Company's Code of Conduct;
•	has a reputation, both personal and professional, consistent with the image and reputation of the Company;
•	is highly accomplished in the candidate’s field;
•	has expertise and experience that would complement the expertise and experience of other members of the Board;
•	has the ability to exercise sound business judgment; and
•	is “independent” as such term is defined by the Nasdaq Stock Market’s listing standards and the applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Service Limitations for other Public Company Boards of Directors

The Company’s Corporate Governance Guidelines limit the number of public company boards of directors on which the Company’s directors may serve. Generally, non-employee directors may serve on the Company’s board of directors and no more than three other public company boards, unless the non-employee director is the chief executive officer of a public company, in which case the limitation is reduced to two other public company boards. Employee directors are limited to the Company’s board of directors plus two other public company boards.

Pinnacle Financial Partners, Inc.

Stock Ownership Guidelines

All of the Company’s directors are encouraged to maintain a meaningful personal ownership of Common Stock in excess of minimum guidelines established by the Nominating and Corporate Governance Committee. Generally, the guidelines require that directors own shares with a value of approximately three times the average annual compensation paid a board member, or $96,000 (approximately 2,900 shares at the closing price of the Company’s Common Stock at December 31, 2006), provided that until such level is reached, the minimum level may be satisfied by the retention of ownership of vested restricted shares. All of the Company’s directors are in compliance with the minimum guidelines.

Process for Identifying Candidates

The Nominating and Corporate Governance Committee seeks to identify potential candidates for membership on the Company's Board through conversations with members of the Board, senior management and other members of the community served by the Company.

The Nominating and Corporate Governance Committee also considers nominees proposed by the Company's shareholders in accordance with the provisions contained in the Company's Bylaws. The Nominating and Corporate Governance Committee considers candidates recommended by the Company’s shareholders within the context of the criteria and procedures described in the Nominee Procedures and under the “Director Qualifications” and “Evaluation of Candidate” sections of this proxy statement. Under the Company's Bylaws, any shareholder may nominate a person for election to the Company’s Board at the Meeting, provided that the nomination is received by the Secretary of the Company no later than March 24, 2007. Each nomination submitted in this manner shall include the name and address of the nominee(s) and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the Securities and Exchange Commission, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. Additionally, the nominating shareholder must provide his or her name and address as it appears in the stock records of the Company and the number of shares of Common Stock beneficially owned by the shareholder.

Evaluation of Candidates

The Nominating and Corporate Governance Committee will consider all candidates nominated through the processes described above. The chair of the Nominating and Corporate Governance Committee will preliminarily assess a candidate’s qualifications and suitability, working with staff support and seeking input from the Board, and report such assessment as promptly as practicable to the Nominating and Corporate Governance Committee members. When feasible, the chair of the Nominating and Corporate Governance Committee will interview candidates whom the chair believes are likely to meet the criteria for board membership as part of the preliminary assessment process. The report may be made to the Nominating and Corporate Governance Committee at a meeting of the committee or informally to each committee member between meetings.

If it is the consensus of the Nominating and Corporate Governance Committee that a candidate is likely to meet the criteria for Board membership, the chair of the Nominating and Corporate Governance Committee will advise the candidate of the committee’s preliminary interest and, if the candidate expresses sufficient interest, with the assistance of the Company's corporate secretary’s office, will arrange interviews of the candidate with one or more members of the Nominating and Corporate Governance Committee and senior management of the Company, and request such additional information from the candidate as the committee deems appropriate. The

Pinnacle Financial Partners, Inc.

 Nominating and Corporate Governance Committee of the Company will consider the candidate’s qualifications, including the individual’s background, skills and abilities, and whether such characteristics are consistent with the Company’s Corporate Governance Guidelines and the qualifications set forth in the Nominee Procedures and whether the candidate’s qualifications and characteristics fulfill the needs of the Board at that time. The Nominating and Corporate Governance Committee will then confer and reach a collective assessment as to the qualifications and suitability of the candidate for membership on the Company's Board. On the basis of its assessment, the Nominating and Corporate Governance Committee will formally consider whether to recommend the candidate’s nomination for election to the Board.

Code of Conduct

The Company has a code of conduct that applies to the Company's associates and directors. The purpose of the code of conduct is to, among other things, provide written standards that are reasonably designed to deter wrongdoing and to promote honest and ethical conduct; full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code of conduct; and accountability for adherence to the code of conduct. Each director and associate is required to read and certify annually that he or she has read, understands and will comply with the code of conduct.

Under the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission's related rules, the Company is required to disclose whether it has adopted a code of ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Company's chief executive officer and senior financial officers are bound by the Company's code of conduct which contains provisions consistent with the Securities and Exchange Commission’s description of a code of ethics.

A copy of the Company's code of conduct can be obtained from the “Corporate Governance” section of the Company's website at www.pnfp.com. The Company intends to disclose any legally required amendments to, or waivers from, the code of conduct with respect to its directors and officers in accordance with the rules and regulations of the Securities and Exchange Commission and the NASD. If such disclosure is made on the Company’s website it will be located in the “Investor Relations” section of the Company’s website at www.pnfp.com.

Communications with Members of the Board

The Company’s Board has established procedures for the Company's shareholders to communicate with members of the Board. Shareholders may communicate with any of the Company’s directors, including the chairperson of any of the committees of the Board, by writing to a director c/o Pinnacle Financial Partners, Inc., 211 Commerce Street, Suite 300, Nashville, Tennessee 37201.

Board Member Attendance at Annual Meeting

The Company encourages each member of the Board to attend the Annual Meeting of Shareholders. All of the Company's directors attended the 2006 Annual Meeting of Shareholders.

PROPOSAL #1: ELECTION OF DIRECTORS

The Company's Bylaws provide that the Board shall consist of not less than five (5) nor more than twenty-five (25) directors, and shall be divided into three classes, each class to be as nearly equal in number as practicable.

Pinnacle Financial Partners, Inc.

The terms for four (4) of the Company’s incumbent directors expire at the 2007 Annual Meeting. These directors are Sue G. Atkinson, Gregory L. Burns, Colleen Conway-Welch, and Clay T. Jackson. The nomination of directors Atkinson, Burns, Conway-Welch, and Jackson for their re-election to another three-year term has been recommended by the Nominating and Corporate Governance Committee and approved by the Board. The Nominating and Corporate Governance Committee has determined that each of the foregoing directors qualifies as independent under the Nasdaq Stock Market independence rules requiring that a majority of the Board meet required independence criteria. There are five (5) directors whose terms expire at the 2008 annual meeting and four (4) other directors whose terms expire at the 2009 annual meeting. In each case, directors are elected until their respective successors are duly elected and qualified. At each annual meeting, one class of directors is elected for a three-year term.

Unless a proxy specifies otherwise, the persons named in the proxy will vote the shares covered thereby FOR the nominees as listed. Each nominee has consented to be a candidate and to serve, if elected. While the Board has no reason to believe that any nominee will be unavailable, if such an event should occur, it is intended that such shares will be voted for substitute nominee(s) as selected by the Board.

All of the Company's directors also currently serve as directors of the Company’s wholly-owned subsidiary, Pinnacle National Bank (the "Bank"), Nashville, Tennessee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSED DIRECTOR NOMINEES.

Nominees for Election to the Board

Class I Directors:

Sue G. Atkinson (66)	Director since February 28, 2000
Term to expire 2010

Ms. Atkinson has been chairman of Atkinson Public Relations of Nashville, Tennessee since 1986. Ms. Atkinson was raised in Tennessee and educated at Vanderbilt University, Nashville, Tennessee, where she received a bachelor's degree. She began her professional career as director of development for Nashville Public Television in 1971, serving until 1979. In 1979, she joined Holder Kennedy Public Relations of Nashville, and was president of that firm until founding her own public relations firm in 1986. In the area of public relations, Ms. Atkinson worked with First American Corporation from 1991 until 2000 (the year the Company was founded), and with Commerce Union/Sovran Bank/C&S Sovran from 1986 to 1991. Ms. Atkinson currently serves on the Board of Directors of the PENCIL Foundation, the Gaylord Hotels Music City Bowl and the Centennial Medical Center. Ms. Atkinson formerly served on the Board of Directors of the Nashville Area Chamber of Commerce, the Metropolitan Nashville Convention Commission, the Nashville Symphony Association, Children's Hospital of Vanderbilt University and Leadership Nashville. She has also served on the board of trustees of the Alumni Association of Vanderbilt University.

Gregory L. Burns (51)	Director since June 17, 2001
Term to expire 2010

Mr. Burns serves as chairman of the board and chief executive officer for O’Charley’s Inc., a registered public company, headquartered in Nashville, Tennessee. Mr. Burns joined O’Charley’s in 1983 as controller, and later held the positions of executive vice president, chief financial officer and president. Prior to joining O’Charley’s, he served as chief financial officer for the Nashville Banner

Pinnacle Financial Partners, Inc.

Publishing Company and a senior accountant for Price Waterhouse. Mr. Burns recently served as chairman of the board of directors for Nashville Sports Council and is a board member for Vanderbilt Ingram Cancer Center, Second Harvest Food Bank, Boy Scouts of America of the Middle Tennessee Council and the University of Kentucky Business Partnership Foundation. Other civic activities have included serving as chair and board member of the American Cancer Society, as a board member of the Nashville Ballet, the Gaylord Hotels Music City Bowl, and the Nashville Symphony, as well as serving as a member of the Mayor Nashville’s Tourism Working Group as a part of his involvement with the Chamber of Commerce. Mr. Burns was also inducted into the University of Kentucky Gatton College of Business and Economics Alumni Hall of Fame in 2000.

Colleen Conway-Welch (62)	Director since February 28, 2000
Term to expire 2010

Dr. Conway-Welch is the dean and holds responsibilities as the chief executive officer of the Vanderbilt University School of Nursing, Nashville, Tennessee, a position she has held since 1984. Because of her international stature as a voice for the nursing profession, Dr. Conway-Welch has been previously called on to serve on President Reagan's 1988 Commission on HIV and the 1998 Congressional National Bipartisan Commission on the Future of Medicare, the 2002 Advisory Council to Secretary Thompson on Public Health Preparedness and the DHHS Center for Medicare and Medicaid’s Advisory Committee for Medicare Coverage, is an elected member of the Institute of Medicine of the National Academy of Science, and in 2007, was appointed by President Bush to the Board of Regents of the Uniformed Services University of the Health Sciences.

Her professional activities include serving as a member of the board of directors of the following registered public companies; Ardent Health Systems, Caremark RX, Inc. and RehabCare Group. Formerly, she served on the board of directors of First Union Bank of Tennessee.

In her community role, she has served on and chaired the Board of Directors for the Nashville Symphony, chaired the “Report Card” Committee on Nashville Schools for the Nashville Area Chamber of Commerce and is a member of the Nashville Downtown Rotary.  She also chaired the Middle Tennessee United Way annual campaign in 1999.

Clay T. Jackson (52)	Director since February 28, 2000
Term to expire 2010

Mr. Jackson is Senior Vice President, Regional Agency Manager, Tennessee for BB&T - Cooper, Love, Jackson, Thornton & Howell. Mr. Jackson is a native of Nashville and began his insurance career with Cooper, Love and Jackson in 1976. Prior to the 2003 merger with BB&T, he was the president and a principal of Cooper, Love & Jackson, Inc. and had served in this capacity since 1989. Currently, Mr. Jackson serves on the Board of Governors of the Nashville Area Chamber of Commerce, Montgomery Bell Academy, the Government Affairs Committee of the Independent Insurance Agents and Brokers of America and the Nashville Symphony. He is a member of the Partnership 2010 Committee for the Nashville Area Chamber of Commerce. He is also active with the Rotary Club, is Chairman of the Cultural and Natural Resources Committee of the City of Forest Hills, and a member of the Forest Hills Planning Committee. He served in various leadership roles with Insurors of Tennessee. He served as past chairman of USF&G’s National Agency Council, a member of USF&G’s Board of Directors and the Alumni Board of Washington & Lee University.

Pinnacle Financial Partners, Inc.

The following directors serve as Class II and Class III directors and, accordingly, their terms will expire at the 2008 and 2009 Annual Meeting of Shareholders, respectively, and when their successors are duly elected and qualified.

Continuing Directors Until 2008 Meeting
Class II Directors:

James C. Cope (57)	Director since March 15, 2006
Term to expire 2008

Mr. Cope is a member in the law firm of Cope, Hudson, Scarlett, Reed & McCreary PLLC in Murfreesboro, Tennessee and has practiced law continuously in Murfreesboro, Tennessee since 1976. Mr. Cope is a graduate of the University of Tennessee and received his Doctor of Jurisprudence degree from Vanderbilt University in 1974. Mr. Cope serves as attorney for Rutherford County, Tennessee, the Middle Tennessee Electric Membership Corporation, the Consolidated Utility District of Rutherford County, the Murfreesboro Housing Authority, the Smyrna/Rutherford County Airport Authority and otherwise engages in a general practice of civil law. He is admitted to practice before the Sixth Circuit and Eleventh Circuit Courts of Federal Appeals and the Supreme Court of the United States of America. He is a member of the American Bar Association and the Tennessee Bar Association. He has served as a hearing officer appointed by the Supreme Court of the State of Tennessee for the Board of Professional Responsibility (1988-1993).He is past President of the Middle Tennessee State University Foundation and the Murfreesboro Rotary Club. He also served on the board and was an initial class member of Leadership Rutherford. In addition, he also served on the board of the YMCA of Rutherford County and participates in the Salvation Army Christian Legal Clinic.

Prior to our acquisition of Cavalry Bancorp, Inc. (“Cavalry”) on March 15, 2006, Mr. Cope served as a director of Cavalry’s subsidiary, Cavalry Banking, from 1992 and as a director of Cavalry from 1998.

William H. Huddleston, IV (43)	Director since March 15, 2006
Term to expire 2008

Mr. Huddleston, a professional engineer and registered land surveyor licensed in the State of Tennessee, has been the President of Huddleston-Steele Engineering, Inc., in Murfreesboro, Tennessee since 1994. Mr. Huddleston currently serves on the Middle Tennessee Medical Center Board of Directors, City of Murfreesboro Construction Board of Adjustments and Appeals and the Webb School Board of Trustees, and was formerly a member of the First United Methodist Church Finance and Special Gifts Committee. He is also a member of the Middle Tennessee State University Foundation Board of Trustees.

Prior to our acquisition of Cavalry on March 15, 2006, Mr. Huddleston had served as a director of Cavalry and Cavalry Banking since 1999.

Robert A. McCabe, Jr. (56)	Director since February 28, 2000
Term to expire 2008

Mr. McCabe began his banking career with the former Park National Bank of Knoxville, Tennessee, as an officer trainee in 1976. From 1976 to 1984, Mr. McCabe held various positions with Park National Bank in Knoxville, including senior vice president, until the acquisition of Park National by First American National Bank in 1985. Mr. McCabe joined First American as an executive vice president of the retail bank of First American National Bank of Nashville, a position he held until 1987 when First American

Pinnacle Financial Partners, Inc.

promoted him to president and chief operating officer of the First American Bank of Knoxville. In 1989, Mr. McCabe was given added responsibility by being named president and chief operating officer for First American's east Tennessee region. Mr. McCabe continued in that position until 1991, when First American selected him as president of First American's Corporate Banking division, and shortly thereafter, as president of its General Banking division. In 1994, First American appointed Mr. McCabe as a vice chairman of First American Corporation. In March 1999, Mr. McCabe was appointed by First American to manage all banking and non-banking operations, a position he held until First American's merger with AmSouth Bancorporation in October 1999.

Mr. McCabe also serves as a director of the following registered public companies: Goldleaf Financial Solutions, Inc. of Nashville, Tennessee, where he serves as the chairman of the board, and National Health Investors of Murfreesboro, Tennessee. He is also a director of SSC Services of Knoxville, Tennessee.

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville, Leadership Nashville and Nucleus Knoxville. He is a member of the World President’s Organization, Chief Executives Organization, serves as president-elect for The Ensworth School and as chairman of Cheekwood Botanical Gardens and Museum of Art. In addition, Mr. McCabe also serves on the board of the Nashville Downtown Partnership.

Hal N. Pennington (69)	Director since February 22, 2006
Term to expire 2008

Mr. Pennington is chairman and chief executive officer of Genesco, Inc. Genesco, a Nashville-based specialty retailer, sells footwear, headwear and accessories in more than 2,000 retail stores in the United States and Canada. Genesco, Inc. is a registered public company whose stock trades on the New York Stock Exchange. Mr. Pennington became a member of Genesco’s board in November 1999, when he was named executive vice president and chief operating officer. He became president of Genesco in 2000, was named chief executive officer in April 2002 and chairman in 2004.

Mr. Pennington received his Bachelor of Science degree in industrial management from Auburn University.

Actively involved in the community, he currently serves on the YMCA Foundation of Middle Tennessee Board of Directors, Nashville Symphony Association Board of Directors, Cheekwood Board of Trustees, United Way of Middle Tennessee Board of Directors, the Executive Committee and Board for the Footwear Distributors and Retailers Association (FDRA) and as a director of the Two/Ten Foundation.  In addition, he has served in a variety of leadership roles with nonprofit organizations, including Leadership Nashville and the Boy Scouts of America, among others.

Continuing Directors Until 2009 Meeting
Class III Directors:

Ed C. Loughry, Jr. (64)	Director since March 15, 2006
Term to expire 2009

Mr. Loughry is the Vice-Chairman of the Company, a position he has held since March 15, 2006, following the merger between the Company and Cavalry. Mr. Loughry joined Cavalry Banking in 1968 and served as President and Chief Executive Officer of Cavalry Banking from 1982 until its merger with Pinnacle National Bank.  He also served as

Pinnacle Financial Partners, Inc.

President and Chief Executive Officer of Cavalry from its inception in 1998 until its merger with the Company. Mr. Loughry has served on the boards of directors of the Rutherford County Chamber of Commerce, United Way, Heart Fund, Federal Home Loan Bank of Cincinnati, the Nashville branch of the Federal Reserve Bank of Atlanta board, the American Bankers Association board and the ABA Bank Pac board. He is past Chairman of the Tennessee Bankers Association. He is also currently serving on the Middle Tennessee Medical Center board and the Christy-Houston Foundation. He was selected Business Person of the Year in 1993 and Business Legend in 2000 by the Rutherford County Chamber of Commerce.

Mr. Loughry served as a director of Cavalry Banking from 1982 to 2006 and Cavalry from 1998 to 2006.  He was the Chairman of Cavalry’s Board from 1999 to 2006.

Dale W. Polley (57)	Director since February 28, 2000
Term to expire 2009

Mr. Polley retired as a vice chairman and member of the board of directors of First American Corporation and First American National Bank in 2000. In the nine years preceding these positions, Mr. Polley served in various executive management positions at First American, which included serving as its president from 1997 to 1999. Before joining First American in 1991, Mr. Polley was group executive vice president and treasurer for C&S/Sovran Corporation, and held various executive positions within Sovran before its merger with C&S. Mr. Polley joined Sovran from Commerce Union Bank of Nashville where he was its executive vice president and chief financial officer.

Mr. Polley serves on the board of directors of O’Charley’s Inc. and HealthStream, Inc., registered public companies, headquartered in Nashville, Tennessee.

Mr. Polley also serves on the boards of the Nashville Sports Council, Gaylord Hotels Music City Bowl (currently Chairman), Nashville Area Chamber of Commerce, St. Thomas Health Services Foundation (currently Treasurer) and Vanderbilt-Ingram Cancer Center. Additionally, he has formerly served on the boards of directors of the Federal Reserve Bank of Atlanta (Nashville branch), T.J. Martel Foundation, the American Cancer Society, the American Heart Association, the Pencil Foundation, YMCA, and the United Way, where he served as chairman of the board and chairman of the community's 1995 fundraising campaign. Mr. Polley has also served as president of the Nashville Club for the University of Kentucky Alumni Association. In 2006, Mr. Polley served as the chairman of the steering committee for the Nashville Sports Council's hosting of the 2006 SEC Men's Basketball Tournament, a position he also held in 2001. Mr. Polley is a member of Leadership Nashville, Tennessee Society of Certified Public Accountants and the Financial Executives Institute.

James L. Shaub, II (49)	Director since February 28, 2000
Term to expire 2009

Mr. Shaub is president and chief executive officer of SouthEast Waffles, LLC, a multi-state Waffle House franchise based in Nashville. Mr. Shaub is a graduate of Vanderbilt University where he received a bachelor's degree in economics. Before his career as a restaurateur, Mr. Shaub was vice president of NationsBank of Tennessee, formerly Commerce Union Bank. He currently serves on the executive committee of the boards for the Middle Tennessee YMCA Association, and Cheekwood Botanical Gardens and Museum of Art and is a member of First Presbyterian Church. Previously he served as a board member of the Cumberland Science Museum and Grassmere Wildlife Park (now the Nashville Zoo) and as president of the Nashville Child Center.

Pinnacle Financial Partners, Inc.

Reese L. Smith, III (58)	Director since February 28, 2000
Term to expire 2009

Mr. Smith is president of Haury & Smith Contractors, Inc., a real estate development and home building firm. He is a native Tennessean, and has operated this business in the Nashville area since his graduation from the University of Tennessee at Martin in 1970. From 1996 to 1999, Mr. Smith served as a board member of First Union National Bank of Nashville, and was a founder and director of Brentwood National Bank from its inception in 1991 to 1996. Mr. Smith serves on the Tennessee State Board for Licensing Contractors. He previously served as a trustee of Brentwood Academy. Currently, Mr. Smith serves as a senior life national director of the National Association of Home Builders and is a trustee of Martin Methodist College and Battle Ground Academy.

M. Terry Turner (51)	Director since February 28, 2000
Term to expire 2009

Mr. Turner is president and chief executive officer of the Company and the Bank. Mr. Turner is a graduate of the Georgia Institute of Technology where he received his bachelor's degree in Industrial Management in 1976. Following his graduation, Mr. Turner worked for Arthur Andersen & Company as a consultant in Atlanta, Georgia, and joined one of his clients, Park National Bank, Knoxville, Tennessee in 1979 where he held various management positions, including senior vice president of that bank's commercial division. In 1985, Mr. Turner joined First American National Bank, Nashville, Tennessee, as a result of its acquisition of Park National Bank. Mr. Turner served from January 1994 until November 1998 as President of the Retail Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation. Mr. Turner's banking career at First American in Nashville covered 14 years, and entailed executive level responsibilities for almost all aspects of its banking and investment operations.

During Mr. Turner's tenure in Nashville, he has served as chairman of the board of the Nashville Sports Council, chairman of the board of trustees for Brentwood Academy, advisory board chairman for the Salvation Army, vice chairman for the Southern Baptist Foundation, member of the board of trustees of Belmont University, member of the executive committee of the Nashville Credit Bureau and a member of the board of governors of the Nashville Chamber of Commerce. Mr. Turner continues to serve on the board of the Nashville branch of the Federal Reserve Bank of Atlanta, Belmont University, Nashville Sports Council and the board of the Gaylord Hotels Music City Bowl, is an active member in the World President's Organization and is also a member of numerous local clubs and organizations including Leadership Nashville.

Meetings and Committees of the Board

During the fiscal year ended December 31, 2006, the Board of Directors of the Company held thirteen meetings, of which four were called for special purposes. The Company’s governance guidelines require all incumbent directors to attend at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she serves in the year prior to their election in order for the Nomination and Corporate Governance Committee to renominate them to their Board seat. All incumbent directors attended at least 75% of the total number of meetings of the Company’s Board and committees of the Board on which he or she served in 2006.

Pinnacle Financial Partners, Inc.

In accordance with the Company’s Corporate Governance Guidelines, the Company’s Board has established the committees described below. The members of each committee are the same for the Company and the Bank and are as identified below.

EXECUTIVE COMMITTEE. The members of the Executive Committee are M. Terry Turner, Robert A. McCabe, Jr., Gregory L. Burns, Dale W. Polley, Clay T. Jackson; Hal N. Pennington and Ed C. Loughry, Jr. Under the Company’s Bylaws, the Executive Committee may exercise all authority of the Board in the intervals between Board meetings, except for certain matters. The Executive Committee recommends to the Board all major policies and procedures pertaining to loan policy. Additionally, the Executive Committee has overall responsibility for asset liability management strategy of the Company and the Bank. The Executive Committee held twelve meetings in 2006.

AUDIT COMMITTEE. The Company has a separately-designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Dale W. Polley, William H. Huddleston, IV, Clay T. Jackson and James L. Shaub, II. The Audit Committee’s responsibilities are set forth in a written charter that has been adopted by the Board, a copy of which is attached hereto as Appendix B and which is also available on the “Corporate Governance” section of the Company’s website at www.pnfp.com. The Audit Committee’s charter provides that the Audit Committee shall consist of at least three members, all of whom shall be “independent”. Members of the Audit Committee shall be considered independent if they have no relationship to the Company, other than that permitted under the NASD’s listing standards, if such relationship could interfere with the exercise of their independence from management and the Company. All members of the Audit Committee are independent within the NASD’s listing standards including, Rule 10A-3 promulgated under the Exchange Act. The Audit Committee charter also provides that the members of the Audit Committee shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and statement of cash flows. The Company believes that the members of the Audit Committee meet these requirements. Additionally, the rules and the regulations of the Securities and Exchange Commission require the Company to disclose whether it has an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission. The Company's Board has determined that Dale W. Polley is an "audit committee financial expert" as that term is defined in Item 407(d)(5) of Regulation S-K promulgated by the Securities and Exchange Commission and that he is “independent” as defined by the rules and regulations of the Securities and Exchange Commission. The primary functions of the Audit Committee consist of:

•	Ensuring that the affairs of the Company are subject to effective internal and external independent audits and control procedures;
•	Approving the selection of internal and external independent auditors annually;
•
Reviewing all Forms 10-K and Forms 10-Q, prior to their filing with the Securities and Exchange Commission, and reviewing the corresponding Chief Executive Officer and Chief Financial Officer certifications of these reports; and

•
Preparing an annual report for inclusion in the Company’s proxy statement disclosing that the Committee has discussed the annual audited financial statements with management and the Company’s independent registered public accountants and, based on these discussions, recommended whether such financial statements should be included in the Company’s annual report filed with the SEC.

Pinnacle Financial Partners, Inc.

Company management, internal and external auditors, independent loan reviewers, compliance consultants and the Company’s outside counsel may attend each meeting or portions thereof as required by the Audit Committee. The Audit Committee held nine meetings in 2006.

COMMUNITY AFFAIRS COMMITTEE. The members of the Community Affairs Committee are Sue G. Atkinson, Colleen Conway-Welch, William H. Huddleston, IV, Clay T. Jackson, Ed C. Loughry, Jr., and Robert A. McCabe, Jr., The Community Affairs Committee evaluates overall community relations including public affairs and advertising. The Community Affairs Committee establishes the Bank’s community development program, and assesses and works to ensure compliance with the Community Reinvestment Act, fair lending laws, and the Home Mortgage Disclosure Act. Additionally, this committee oversees the Bank's corporate contribution program. The Community Affairs Committee held four meetings in 2006.

HUMAN RESOURCES AND COMPENSATION COMMITTEE. The members of the Human Resources and Compensation Committee are Gregory L. Burns, James L. Shaub, II and Reese L. Smith, III. The Human Resources and Compensation Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is attached hereto as Appendix C and is also available on the “Corporate Governance” section of the Company’s website at www.pnfp.com.

The Human Resources and Compensation Committee’s charter provides that the Human Resources and Compensation Committee shall consist of at least three members, all of whom shall be “independent” within the meaning of the NASD’s listing standards. Members of the Human Resources and Compensation Committee shall be considered independent if they have no relationship to the Company, other than that permitted under the NASD’s listing standards, if such relationship could interfere with the exercise of their independence from management and the Company. All members of the Human Resources and Compensation Committee are independent within the meaning of the NASD’s listing standards.

The Human Resources and Compensation Committee establishes or approves all policies and procedures related to the human resources function of the Company and the Bank including employee compensation, incentive programs, the Company’s 401(k) plan and employee stock incentive plans. Additionally, this committee evaluates and establishes the compensation of the Company’s five most highly compensated executive officers, including the Chief Executive Officer. The Committee also reviews the compensation of the other members of the Company’s Leadership Team and establishes the compensation for the directors. The Committee receives recommendations from the Chief Executive Officer and the senior human resources officer in connection with the determination concerning executive compensation. Additionally and with respect to the Named Executive Officers (as defined below), the Human Resources and Compensation Committee has also engaged Mercer Human Resources Consulting LLC (“Mercer”) to provide additional assistance in these matters, including peer group analysis, compensation structure and other assistance. The Human Resources and Compensation Committee held five meetings in 2006.

Compensation decisions for the Company’s Named Executive Officers are made by the Human Resources and Compensation Committee. In 2006, the Human Resources and Compensation Committee engaged Mercer, to conduct a review of its total compensation program for its Named Executive Officers and to evaluate the competitiveness of executive compensation and the alignment of executive pay and Company performance. The results and

Pinnacle Financial Partners, Inc.

       recommendations from this review were used by the Human Resources and Compensation Committee in its determinations concerning 2007 executive compensation. In determining 2006 executive compensation, Mercer assisted the Human Resources and Compensation Committee by reviewing compensation data prepared by management based on a group of peer banks and the related recommendations of management as to executive officer compensation and discussed with the Human Resources and Compensation Committee the reasonableness of the data and related recommendations. Mercer also assists the Human Resources and Compensation Committee in establishing compensation for the independent directors of the Board.

The agenda for meetings of the Human Resources and Compensation Committee is determined by its Chairman with the assistance of the Company’s Secretary and the Company’s Chief People Officer. Human Resources and Compensation Committee meetings are regularly attended by the Chief Executive Officer, the Chief Financial Officer and the Chief People Officer. At certain meetings in 2006, the Human Resources and Compensation Committee met in executive session. The Human Resources and Compensation Committee’s Chairman reports the committee’s recommendations on executive compensation to the Board of Directors. Independent advisors and the Company’s human resources and legal departments support the Human Resources and Compensation Committee in its duties and, along with the Chief Executive Officer, may be delegated authority to fulfill certain administrative duties regarding the compensation programs. The Human Resources and Compensation Committee has authority under the Human Resources and Compensation Committee Charter to retain, approve fees for and terminate advisors, consultants and agents as it deems necessary to assist in the fulfillment of its responsibilities. The Human Resources and Compensation Committee reviews the total fees paid to outside consultants by the Company to ensure that the consultant maintains its objectivity and independence when rendering advice to the committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE: The members of the Nominating and Corporate Governance Committee are Hal N. Pennington, Colleen Conway-Welch and James C. Cope. The Nominating and Corporate Governance Committee’s responsibilities are set forth in a written charter which has been approved by the Board. A copy of this charter is attached hereto as Appendix D and is also available on the “Corporate Governance” section of the Company’s website at www.pnfp.com.

The Nominating and Corporate Governance Committee’s charter provides that the Nominating and Corporate Governance Committee shall consist of at least three members, all of whom shall be “independent” within the meaning of the NASD’s listing standards. Members of the Nominating and Corporate Governance Committee shall be considered independent if they have no relationship to the Company, other than that permitted under the NASD’s listing standards, if such relationship could interfere with the exercise of their independence from management and the Company. All members of the Nominating and Corporate Governance Committee are independent within the meaning of the NASD’s listing standards.

The Nominating and Corporate Governance Committee is also responsible for recommending individuals to the Board for nomination to fill expired or otherwise vacant seats on the Board. As discussed above, the Nominating and Corporate Governance Committee and the Board have established the Nominee Procedures the committee shall follow in evaluating director candidates, including candidates submitted by the Company’s shareholders. The Nominating and Corporate Governance Committee recommends nominees to the Board for approval and election for inclusion in the proxy statement. The Nominating and Corporate Governance Committee was established by the Board on November 30, 2006 and subsequently held one meeting in 2006. Prior to that date, the responsibilities of the Nominating and Corporate Governance Committee were charged to the former Human Resources, Nominating and Compensation Committee of the Board of Directors.

Pinnacle Financial Partners, Inc.

Director Compensation

For 2006, non-employee directors received $1,100 for each board meeting attended and $900 for each committee meeting attended. In addition, each committee chairperson received a quarterly fee as follows: Audit Committee - $2,500 per quarter; Community Affairs Committee - $1,250 per quarter; and Human Resources, and Compensation Committee - $1,875 per quarter. On January 17, 2006, each non-employee director received as a retainer a restricted stock award of 400 shares of Company Common Stock with a value of approximately $10,000 as of January 17, 2006, the date of the award. The restrictions on these shares lapsed on the one year anniversary date of the award if each director attended at least 75% of their assigned board and committee meetings in 2006.

For 2007, non-employee directors are expected to receive $1,100 for each board meeting attended and $900 for each committee meeting attended. In addition, each committee chairperson is expected to receive a quarterly fee as follows: Audit Committee - $2,500 per quarter; Community Affairs Committee - $1,250 per quarter; Nominating and Corporate Governance Committee - $1,500 per quarter; and Human Resources, and Compensation Committee - $1,875 per quarter. Additionally, each non-employee director will likely receive as a retainer a restricted stock award a certain number of shares of Company Common Stock with a value of approximately $10,000 as of the date of the award. The restrictions on these shares will lapse on the one year anniversary date of the award should the director attend at least 75% of their assigned board and committee meetings in 2007. Should the director attend at least 50% of the assigned meetings but less than 75%, then restrictions will lapse on 200 shares with the remaining share awards cancelled. Should the director attend less than 50% of the assigned meetings, no restrictions will lapse and all share awards will be cancelled.

Directors of the Company who are employees of the Company and/or the Bank receive no additional compensation for being a director of the Company or the Bank or for serving on a committee of the Board. Additionally, directors do not receive separate compensation for serving on the Bank’s Board.

Pinnacle Financial Partners, Inc.

The following table sets forth the compensation of the Company’s directors for services rendered during 2006:
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(k)
Name	Fees Earned or Paid in Cash (1)	Stock Awards (2) (3) (4)	Option Awards (5)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Sue G. Atkinson	$13,850	$10,056	—	—	—	—	$23,906
Gregory L. Burns	$31,075	$10,056	—	—	—	—	$41,131
Colleen Conway-Welch	$12,325	$10,056	—	—	—	—	$22,381
James C. Cope (6)	$14,475	$11,620	—	—	—	—	$26,095
William H. Huddleston, IV (6)	$17,400	$11,620	—	—	—	—	$29,020
Clay T. Jackson	$38,925	$10,056	—	—	—	—	$48,981
Ed C. Loughry, Jr.	—	—	—	—	—	—	—
John E. Maupin, DDS (7)	$2,475	—	—	—	—	—	$2,475
Robert A. McCabe, Jr.	—	—	—	—	—	—	—
Hal N. Pennington	$12,325	$10,944	—	—	—	—	$23,269
Dale W. Polley	$39,875	$10,056	—	—	—	—	$49,931
James L. Shaub, II	$24,475	$10,056	—	—	—	—	$34,531
Reese L. Smith, III	$13,500	$10,056	—	—	—	—	$23,556
M. Terry Turner	—	—	—	—	—	—	—

(1)	Messrs. McCabe, Turner and Loughry are employees of the Company and, thus, do not receive any compensation for serving as a director.

(2)
All non-employee directors were awarded a restricted share award in 2006 of 400 shares of Company common stock. The restrictions on these shares lapsed based on meeting minimum attendance requirements for each director. During 2006, each director met the attendance requirements and all restrictions were released from these shares on January 17, 2007.

(3)	At December 31, 2006, the Company’s directors held the following restricted shares of the Company’s Common Stock:

Name	Number of Restricted Shares

Sue G. Atkinson	400
Gregory L. Burns	400
Colleen Conway-Welch	400
James C. Cope	400
William H. Huddleston, IV	400
Clay T. Jackson	400
Hal N. Pennington	400
Dale W. Polley	400
James L. Shaub, II	400

(4)
The amounts in the column captioned “Stock Awards” reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with FAS 123(R) of awards pursuant to the Company’s equity incentive plans and thus may include amounts from awards granted in and prior to 2006. For a description of the assumptions used by the Company in valuing these awards for the fiscal year ended December 31, 2006 please see "Note 14. Stock Option Plan and Restricted Shares" to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission on February 28, 2007.

(5)	At December 31, 2006, the Company’s directors held no options to purchase any shares of the Company’s Common Stock.

(6)	Messrs. Huddleston and Cope were first elected to the Board on May 16, 2006.

(7)
Dr. Maupin resigned his board seat on July 7, 2006, due to employment relocation to Atlanta, Georgia. The Company filed a Form 8-K with the Securities and Exchange Commission on July 11, 2006 and March 2, 2006 concerning this matter.

Pinnacle Financial Partners, Inc.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”
THE PROPOSED DIRECTOR NOMINEES

* * * * *

PROPOSAL #2: RATIFICATION OF THE APPOINTMENT OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007. The firm of KPMG LLP has served as the Company’s auditors since 2002. A representative of the firm is expected to be present at the meeting and will be given the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

* * * * *

EXECUTIVE MANAGEMENT INFORMATION

The following table shows the name, age, term of service and position of each executive officer of the Company:
		Officer	Officer
Name	Age	Since	Position with Company and Bank

M. Terry Turner	51	2000	President and Chief Executive
Robert A. McCabe, Jr.	56	2000	Chairman of the Board
Hugh M. Queener	51	2000	EVP and Chief Administrative Officer
Harold R. Carpenter, Jr.	48	2000	EVP and Chief Financial Officer
Charles B. McMahan	60	2003	EVP and Senior Credit Officer

Mr. Turner was employed by First American National Bank serving in various capacities from 1979 to 1999. Mr. Turner served from January 1994 until November 1998 as President of the Retail Bank of First American National Bank. From November 1998 until October 1999, he served as President of the Investment Services Group of First American Corporation.

Mr. McCabe was employed by First American National Bank serving in various capacities from 1976 to 1999, including being appointed vice chairman of First American Corporation from 1994 to 1999.

Mr. Queener was employed by AmSouth Bancorporation from 1999 to 2000 serving as an Executive Vice President in the consumer banking group in Nashville. Prior to the merger with AmSouth, Mr. Queener was employed by First American National Bank from 1987 to 1999 serving most recently as executive vice president in charge of retail lending from 1987 to 1999. Prior to his employment at First American, Mr. Queener was employed with The Kirchman Corporation from 1986 to 1987 and served as senior vice president for client service, installations and software development and support.

Mr. Carpenter was employed by AmSouth Bancorporation from 1999 to 2000 as a senior vice president in the finance group in Nashville, Tennessee. Prior to the merger with AmSouth, Mr. Carpenter was employed by First American Corporation as senior vice president from 1994 to 1999 serving most recently as the financial manager for the Tennessee,

Pinnacle Financial Partners, Inc.

 Mississippi and Louisiana areas. Mr. Carpenter is a certified public accountant, a member of the American Institute of Certified Public Accountants, and was employed by the national accounting firm, KPMG LLP, from 1982 to 1994.

Mr. McMahan was employed by AmSouth Bancorporation from 1999 to 2002 as Senior Vice President - State Senior Credit Officer for Tennessee and Louisiana based in Nashville, Tennessee. Prior to the merger with AmSouth, Mr. McMahan was employed in a variety of roles from 1974 to 1999 at First American National Bank in the commercial and consumer lending areas and, ultimately, was promoted to Executive Vice President - Credit Administration. Mr. McMahan is also a certified public accountant.

* * * * *

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The duties and responsibilities of the Human Resources and Compensation Committee (the “Committee”) include, among other things, overseeing the Company’s overall executive compensation philosophy; measuring performance with respect to established goals and objectives; designing the components for all executive compensation; and establishing the framework for all compensation for the Chief Executive Officer and the other Named Executive Officers. The Committee is composed of three independent directors.

Throughout this proxy statement, the individual who served as the Company’s Chief Executive Officer during fiscal 2006, as well as the other individuals included in the Summary Compensation Table on page 27, are referred to as the “Named Executive Officers.” Additionally, the Company has established a Leadership Team which is composed of the Named Executive Officers and other members of senior management of the Company.

Compensation Philosophy - The objective of the Company’s executive compensation program is to attract and retain experienced and high-achieving senior executives that can enhance the Company’s performance and shareholder returns. The program seeks to provide significantly above peer overall compensation if performance is significantly above that of peer financial institutions and consistent with the Company’s high performance strategic objectives. Conversely, overall compensation levels are reduced if performance objectives are not met.

The Committee makes all compensation decisions for the Named Executive Officers, including establishing the framework on how these executives are compensated, and approves recommendations regarding equity awards to all associates, not just the executives, of the Company. The Committee receives recommendations concerning these decisions from the Chief Executive Officer.

Decisions regarding the non-equity compensation of members of the Leadership Team who are not Named Executive Officers are made by the Chief Executive Officer in consultation with each Leadership Team member’s supervisor. For these officers, the Chief Executive Officer is responsible for establishing the framework on how these individuals are compensated. These decisions, including salary adjustments and annual equity and non-equity incentive plan award amounts, are ultimately presented to the Committee for review and approval. As is the case with the Named Executive Officers, the Committee can exercise its discretion in modifying any recommended adjustments or awards to these individuals.

Pinnacle Financial Partners, Inc.

Components of Executive Compensation - The three primary elements of executive compensation are:

•	Base Salary
•	Annual Cash Incentive Plan
•	Long-term Equity Compensation Incentive Plans

Base Salary - Base salary is designed to provide reasonable levels of compensation to the executive. Salaries for the Company’s executive officers are reviewed annually and are based on:

•	Job scope and responsibilities;
•	Corporate, business unit, and individual performance;
•	Competitive salaries for similar positions at peer institutions; and
•	Other factors.

Annual Cash Incentive Plan - All non-commissioned associates of the Company are eligible for participation in the Annual Cash Incentive Plan which for 2006, provided targeted cash incentive plan payments to the participants at various levels ranging from 10% of base salary to 50% of base salary. For the Named Executive Officers and certain other Leadership Team members, the targeted annual cash award ranged from 30% to 50% of the officer’s base salary. The Committee is responsible for administering the Annual Cash Incentive Plan. For all participants, the award is based on certain soundness thresholds and an annual earnings target. The Company believes that a single broad-based cash incentive plan for both executives and associates promotes a strong sense of teamwork within the firm. Furthermore, using a combination of an annual earnings target and a longer-term soundness threshold creates balance such that future performance is not sacrificed for the benefit of current period results.

The Annual Cash Incentive Plan is structured such that the Committee may increase payouts if the Company’s actual performance for the calendar year exceeded pre-established performance targets or decrease or eliminate payouts if performance was less than the pre-established performance targets. Additionally, all participants must be rated at least “meets expectations” against their individual goals and objectives in their annual performance reviews to receive any payouts under the Annual Cash Incentive Plan. The Chief Executive Officer of the Company also had discretionary authority to increase any participant’s award, other than a Named Executive Officer, by 10% of a participant’s base salary or decrease a participant’s award by 20% should the Chief Executive Officer determine that the efforts of the participant during 2006 warranted such an increase or decrease. The Committee has the discretion to adjust goals to reflect unusual circumstances. For example, in 2005 and 2006, the Committee determined that the related charges associated with the Cavalry acquisition should be excluded for purposes of determining whether the annual earnings per share target was achieved.

In January 2007, the Committee determined that the Company exceeded its 2006 earnings targets while achieving its soundness thresholds. The soundness threshold required that criticized and classified assets be less than 25% of Tier 1 capital. At December 31, 2006, this ratio was 12.1%. Additionally, the annual earnings target for 2006 which would have resulted in a 100% target payout was $1.20 per fully-diluted share, excluding merger-related charges. The Annual Cash Incentive Plan provided for incentive payments at 120% of targeted award if fully diluted earnings per share excluding merger related charges was $1.25. Because the Company achieved this higher earnings target for 2006, the Company, based on the Committee’s instructions, awarded the participants, including the Named Executive Officers, an award which approximated 120% of their individually-targeted cash incentive award.

Pinnacle Financial Partners, Inc.

Long-term Equity Compensation Incentive Plans - In 2000, the Company’s Board adopted, and the Company’s shareholders approved, the Company’s 2000 Stock Incentive Plan (the “2000 Plan”). Under the terms of the 2000 Plan, the Company’s associates are eligible to receive stock option awards for the Company’s common stock. In 2004, the Company’s Board adopted, and the Company’s shareholders approved, the Company’s 2004 Equity Incentive Plan, as amended on April 19, 2005 and May 17, 2006 (the “2004 Plan”). Under the terms of the 2004 Plan, the Company’s associates are eligible to receive equity-based incentive awards including stock options, stock appreciation awards, restricted shares of the Company’s common stock, restricted stock units and performance shares or units. The 2000 Plan and 2004 Plan reserved collectively 1,790,000 shares of the Company’s Common Stock for issuance to the eligible participants.

The Committee believes that equity-based, long-term compensation programs link the interests of senior management, both individually and as a team, to the long-term interests of the Company’s stockholders. In 2006, the Committee granted awards to the Company’s Named Executive Officers and other Leadership Team members, as follows:

•
Named Executive Officers and other Leadership Team members received stock option awards during 2006. All stock options awarded to the Named Executive Officers and other Leadership Team members in 2006 vest over a five-year period and have value only to the extent that the Company’s common stock price increases over the grant price during the ten-year exercise period. This compensation element is totally at-risk in the event that the stock price does not increase over the grant price over the ten-year period. The more shareholder value increases, the greater the compensation to the executives. Stock options are typically granted at the Committee’s meeting in January when the overall annual compensation for the Named Executive Officers is determined and shortly after the public announcement of the Company’s fourth quarter and annual financial results. In setting 2006 compensation, the Committee deferred granting options and establishing annual incentive awards for the Named Executive Officers until after the Cavalry transaction was completed. Therefore, the option grants and annual incentive awards were established at the Committee’s March 14, 2006 meeting. Options are granted to new hires at the Committee meeting following employment.

•
The Committee also grants shares of restricted stock to the Named Executive Officers and other Leadership Team members, the forfeiture restrictions of which are tied to the achievement of certain soundness and profitability thresholds as prescribed by the Company’s three-year performance plan as approved by the Company’s Board of Directors. For 2006, the awards were granted on August 15, 2006 with the vesting criteria for each of the three years of the performance period established on that date. For 2007, the Committee approved the awards on January 17, 2007 establishing on that date the vesting criteria for the first year of the award and providing that the vesting criteria for the second and third years of the performance period will be set at the Committee’s meeting following the full Board’s strategic planning meeting, which is typically held in June of each year. The restrictions associated with the restricted shares awarded to the Named Executive Officers and other Leadership Team members in 2006 and 2007 lapse in 33% increments upon the achievement of the performance targets for each fiscal year in the three year performance period or for the entire three-year period in the event the one year targets are not met but the targets established for the three-year period are met on a cumulative basis. Therefore, the incentive is only earned if senior management effectively manages the Company to achieve sustained longer-term performance within certain earnings and soundness thresholds. The performance targets associated with the 2006 award were achieved and the restrictions associated with the 2006 traunche of the 2006 award have been released. Additionally, the 2006 performance targets associated with the 2004 and 2005 awards were also achieved and the restrictions associated with 2006 traunche of the 2004 and 2005 awards have also been released.

Pinnacle Financial Partners, Inc.

Measuring Performance - The Board has established a strategic framework consisting of 20 financial and other measures in the critically important areas of soundness, profitability, growth and market effectiveness. The Board has established long-term targets and annual targets for the current and next two years for each of these performance measures. These measurements primarily include categories which are widely known in the banking industry as well as several internally developed benchmarks as follows:

Soundness
Criticized/classified assets to capital                     Allowance for loan losses to total loans
Nonperforming loans to total loans                    Past due loans > 30 days
Net charged-off loans to average loans                     Tier 1 leverage ratio
Total risk based capital ratio                           Net noncore funding dependency
Tangible equity ratio

Profitability
Return on average assets                           Return on average equity
Fully-diluted earnings per share                         Efficiency ratio
Total noninterest income to total revenues                    Net interest margin

Growth
Growth in earnings per share year over year                  Growth in deposits year over year

Market Effectiveness
Deposit market share                              Associate retention rates
Internal operational quality index

The key performance measures noted above are integral parts of the Company’s strategic planning efforts. Annually, these measurements are reviewed and, in some cases, the measures or targets are modified by the Board. These measurements provide a basis for making qualitative judgments about performance and its implication on compensation and incentive awards for the Company’s executive officers, particularly the Chief Executive Officer.

Chief Executive Officer and other Named Executive Officer’s Compensation - The goals of the Company require a CEO that can build a high-performing financial franchise and in doing so:

•	Meet or exceed ongoing profitability goals;
•	Recruit and retain a work force which embraces the culture of a high growth, values-oriented enterprise;
•	Market a financial firm that emphasizes distinctive service and expert advice to clients;
•	Plan and execute the necessary capital raising efforts to support the extraordinary growth;
•	Manage and measure the risk characteristics of the firm (including soundness, operational, and reputation risks) such that risks and returns remain in balance;
•	Conduct business that is consistent with the standards of the various regulatory bodies; and
•	Provide for a corporate governance process that is considered “best practice” among publicly held entities.

The Committee’s process for determining the compensation of M. Terry Turner, the Company’s CEO, and the Company’s other Named Executive Officers, involved several steps and included such items as the establishment of an appropriate basis for benchmarking; benchmarking bank performance relative to peers on key measures including those that are highly correlated to share price performance; making qualitative and quantitative judgments regarding the “market equity” of the Named Executive Officers versus benchmark ranges;

Pinnacle Financial Partners, Inc.

profiling targeted compensation and developing a change plan to implement the results of the process, if necessary. Additionally, the Committee elected to engage an outside consultant to assist in the process and review the Named Executive Officer’s compensation, particularly the compensation of the Company’s CEO. During 2005 and 2006, the Committee engaged Mercer Human Resource Consulting LLC to assist in these matters.

Benchmarking is an important part of the process of setting the Company’s compensation for its CEO. Publicly-held companies are required to publish CEO compensation data in their proxy materials, offering circulars and other filings with the SEC. In addition, there are several entities that produce peer comparisons based on that information. In order to establish the CEO’s compensation in 2006, the Company utilized an extensive annual executive compensation review compiled by SNL Financial. This review compares executive compensation practices of publicly held banking firms in the United States. As a part of their annual publication, this firm provides information on a total “option adjusted” compensation basis and each of its components for virtually all CEO’s of publicly held banks and thrifts. Total “option adjusted” compensation is the sum of direct cash compensation, the value of other compensation benefits (i.e., qualified pension plans, profit sharing plans, etc.) and the value of any equity-based compensation such as stock options and restricted stock awards that may have been granted to the CEO. The Committee believes that this review produced relevant and reliable information in order to assess the competitive landscape for bank executives with comparable job scope. In the SNL data utilized for establishing 2006 compensation, SNL estimated “option adjusted compensation” which includes an amount which approximates fair value for stock options. This amount is obtained by multiplying the exercise price times the number of options granted in a year divided by three, which management and the Committee believes allowed comparability across companies and was a rough approximation of the more detailed Black-Scholes model valuation, which was not available at the time.

For 2006, the Committee determined that compensation for a select peer group of CEO’s of banks with assets of $1.6 billion to $2.5 billion was an appropriate benchmark for the Company’s CEO and that Mr. Turner’s compensation should exceed the median compensation for this peer group. The accumulated peer group included 63 organizations. In addition to the benchmark, the Committee considered other relevant matters such as competition, the degree of difficulty in the annual or long-range plan, affordability and other matters the Committee deemed important. In establishing Mr. Turner’s compensation, the Committee noted that Mr. Turner had led the Company to outstanding levels of performance in soundness, profitability, growth and market effectiveness on both an annual and long-term basis, and that shareholders had directly benefited from his leadership. Specifically, the Committee compared the Company’s results to the peer group’s results for total shareholder return for the last three years, the growth rate in earnings per share and the level of nonperforming assets to total assets and noted that the Company had performed at the 99th, 98th and 93rd percentile of the peer group, respectively, all in excess of the 75th percentile. The Committee also considered the level of increase in compensation components from 2005 amounts. As a result, for 2006, the Committee determined that the total compensation for the Company’s CEO should approximate the 75th percentile of the selected peer group.

Pinnacle Financial Partners, Inc.

In establishing the components for the CEO’s 2006 compensation, the Committee believed that a significant portion of the compensation should be “at risk” and based on the achievement of performance targets. The Committee determined that if performance targets were met, then compensation would be enhanced for meeting those goals and objectives. If performance targets were not met, compensation would be negatively impacted. The Committee also determined that outstanding results should provide for significantly enhanced compensation. In 2006, the Committee determined that the CEO’s annual total compensation should approximate the following guidelines:

-  40% to 50% should be in the form of base salary and
- 50% to 60% should be “at-risk,” or tied to the achievement of short- and long-term performance targets.

•	Approximately one third of the “at-risk” compensation should be in the form of a targeted cash incentive award dependent on the firm meeting annual performance and soundness targets.
•
Approximately two thirds of the “at-risk” compensation should be longer-term in nature and directly linked to shareholder value creation. This compensation could be in the form of stock options, restricted stock, stock appreciation rights, etc. For longer-term compensation, the Committee believed that it should have latitude to grant awards that are both subject to time vesting and awards that vested pursuant to the achievement of multi-year performance targets. As a result, restricted share awards vest based on achievement of multi-year performance targets for 2006-2008 while option awards vest 20% per year over a five-year term without regard to performance.

The Committee concluded that approximately 54% of the CEO’s compensation for 2006 (compared to 55% in 2005) was considered at risk and approximately 43% was in the form of base salary (compared to 42% in 2005) with the remaining 3% of the CEO’s 2006 compensation being in the form of car allowances, 401(k) plan match and other items. Therefore, the mix of fixed versus “at-risk” compensation was considered appropriate by the Committee. Furthermore, the Committee concluded that approximately 40% of the CEO’s “at-risk” compensation for 2006 was in the form of cash incentives and 60% was in the form of equity compensation incentives. Therefore, the mix of cash versus equity “at-risk” compensation was also considered appropriate by the Committee.

Additionally, although other peer banks use other methods of compensation (e.g., board fees, pension plans, country club memberships, etc.), it was, and continues to be, the view of the Committee and management that total compensation for the Company’s CEO should be largely comprised of 1) direct cash compensation and 2) equity-based compensation which rewards the CEO for achievement of the firm’s goals and objectives and the creation of long-term shareholder value. The Committee does, however, have the flexibility to utilize other forms of compensation as circumstances arise and provided the CEO with an automobile allowance of $13,200 during 2006.

Under the terms of the Company’s Annual Cash Incentive Plan, during 2006, the CEO was eligible to receive an incentive payment targeted at 50% of his base salary based on the Company’s and the CEO’s performance during the year. Due to the Company exceeding its established 2006 performance targets for payment at 50% of base salary, and consistent with the Board approved plan, the amount paid the CEO was equal to 60% of the CEO’s base salary for the 2006 fiscal year.

The CEO’s employment agreement, which was executed in 2000, automatically renews each day, so that the agreement always has a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. The agreement also includes severance in the event of certain terminations of employment or changes in control. The amount of such severance could be as high as up to three times current salary and target bonus. Please see “Employment Agreements” on page 31 of this proxy statement.

Pinnacle Financial Partners, Inc.

The Committee has also established the compensation framework for the other Named Executive Officers in a manner similar to that of the CEO. During 2006, the Committee concluded that the Company’s Chairman of the Board should be the second highest paid executive and, given that the Chairman serves the Company on a full time basis in a variety of roles, including being the Company’s lead business development officer, set the Chairman’s compensation at 95% of the CEO’s compensation for all compensation components.

The Committee also concluded that the Chief Administrative Officer would be the third highest paid executive; the Chief Financial Officer would be the fourth highest paid executive and the Chief Credit Officer would be the fifth highest paid executive. Ranking these three executives in this manner facilitated the comparison of compensation packages to peer information. In comparing the 2006 compensation package for these three Named Executive Officers, the Committee used the same executive compensation review compiled by SNL Financial that was used for the CEO. Total compensation was again used as the benchmark by which to determine the percentile to assign the 2006 compensation for the CAO, CFO and Chief Credit Officer.

In making these determinations, the Committee noted that (1) these three Named Executive Officers had contributed directly to the Company’s outstanding levels of performance in soundness, profitability, growth and market effectiveness on both an annual and long-term basis; (2) the firm had performed above the 90th percentile compared to the peer group’s results for total shareholder return for the last three years; (3) the growth rate in earnings per share and the level of nonperforming assets to total assets were better than 93% of the peer group; and (4) the shareholders had directly benefited from their contributions.

Federal Income Tax Deductibility Limitations

The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation for federal income tax purposes pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, and to seek to qualify the Company’s long-term compensation awards as performance-based compensation excluded from the $1,000,000 limit. The Committee believes that all incentive compensation of the Company’s current executive officers, other than those stock option awards issued as incentive stock options, and not subsequently disqualified, pursuant to the Company's 2000 Plan and the 2004 Plan, will qualify as a tax deductible expense. The Committee will continue to evaluate, however, whether it will approve annual compensation arrangements exceeding $1,000,000 and whether it will attempt to qualify any such amounts for deductibility under the federal tax laws.

2007 Compensation Update

The previous discussion primarily addressed our compensation philosophies, processes and results for the fiscal year ended December 31, 2006. The Committee modified such processes for 2007 such that in setting compensation for the Named Executive Officers, the Committee utilized the services of Mercer Human Resources Consulting LLC to a greater degree than in previous years, particularly in establishing the peer group for comparison purposes and assisting in the design of the 2007 compensation plan for the five Named Executive Officers. After reviewing the short-term and longer-term performance of the Company, the Committee concluded that the Named Executive Officers should be compensated at the 75th percentile of the newly established peer group with base salary approximating the 60th percentile. As a result, “at risk” compensation, which would include cash incentive awards, restricted share awards and stock option awards, was established at higher levels than the prior year’s such that the total compensation would approximate the aforementioned 75th percentile. Consistent with 2006 and based on information provided by Mercer, the compensation for the Chairman of the Board remains at 95% of the President and CEO compensation in 2007.

Pinnacle Financial Partners, Inc.

As a result of the change in processes in setting 2007 compensation, total compensation for 2007 for the Named Executive Officers increased in comparison to 2006. Mr. Turner’s total compensation has increased by 50%; Mr. McCabe’s increased by 55%; Mr. Queener’s increased by 39%; Mr. Carpenter’s increased by 60% and Mr. McMahan’s increased by 7%.

Human Resources and Compensation Committee Report

The Human Resources and Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

    Gregory L. Burns, Chairman
            James L. Shaub, II, Member
            Reese L. Smith, III, Member

Named Executive Officer Compensation

     The table below summarizes the compensation paid or accrued by the Company during the fiscal year ended December 31, 2006 for (i) the Company's Chief Executive Officer; (ii) the Company’s Chief Financial Officer; and (iii) the three highest paid executive officers of the Company whose total compensation exceeded $100,000 for fiscal 2006 (collectively, the “Named Executive Officers”). When setting total compensation for each of the Named Executive Officers, the Compensation Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation. Each of the Named Executive Officers, other than Mr. McMahan, has entered into an employment agreement with the Company, the terms of which are described below.

The Named Executive Officers were not entitled to receive payments which would be characterized as “Bonus” payments for the fiscal year ended December 31, 2006. “Bonuses” for purposes of the table below consist of discretionary amounts not associated with an approved incentive plan, such as a relocation bonus. Amounts listed under the column title “Non-Equity Incentive Plan Compensation,” were determined by the Compensation Committee at its January 19, 2007 meeting and were paid out shortly thereafter.

Based on the fair value of equity awards granted to Named Executive Officers in fiscal 2006 and the base salary of the Named Executive Officers, “Salary” accounted for approximately 50.8% of the total compensation of the Named Executive Officers, “Non-equity incentive plan compensation” accounted for approximately 27.1% of the total compensation of the Named Executive Officers, stock and option awards accounted for approximately 18.0% of the total compensation and all other compensation accounted for approximately 4.1% of the total compensation of the Named Executive Officers.

Pinnacle Financial Partners, Inc.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

M. Terry Turner	2006	$410,000	$-	$38,534	$114,966	$246,000	$-	$35,302	$844,802
President and Chief
Executive Officer

Robert A. McCabe, Jr.	2006	$389,500	$-	$36,234	$107,775	$233,700	$-	$35,618	$802,827
Chairman of the Board

Hugh M. Queener	2006	$234,000	$-	$26,084	$74,421	$112,320	$-	$26,081	$472,906
Chief Administrative Officer

Harold R. Carpenter	2006	$175,000	$-	$17,233	$33,347	$84,000	$-	$8,670	$318,250
Chief Financial Officer

Charles B. McMahan	2006	$175,000	$-	$12,155	$28,738	$63,000	$-	$7,994	$286,886
Chief Credit Officer

(1) Stock Awards - Since 2004, the Company has awarded restricted shares to certain executive officers, including the Named Executive Officers. The restrictions on these shares lapse in 33% annual increments upon the achievement of certain soundness and performance thresholds for the current fiscal year and the next two fiscal years. Based on achievement of the soundness and performance thresholds for the fiscal year ended December 31, 2006, the restrictions for the 2006 Award did lapse as did similar restrictions on restricted share awards for the 2004 and 2005 awards. All awards were issued pursuant to the terms of the 2004 Plan. The amount in column (e) reflects the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the 2004 Plan and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report of Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. There were no forfeited restricted share awards in 2006.

(2) Option Awards - All options are granted at an exercise price that equals the closing price of the Company’s common stock on the date of grant. All awards expire ten years from date of issuance and vest in 20% increments on the anniversary date of the grant. The awards prior to 2006 were issued as incentive stock options while the 2006 awards are classified as nonstatutory stock options. All awards were issued pursuant to the terms of the 2000 Plan or the 2004 Plan. The amount in column (f) reflects the dollar amount recognized for financial statement purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123(R) of awards pursuant to the 2000 Plan and the 2004 Plan and thus includes amounts from awards granted in and prior to 2006. Assumptions used in the calculations of these amounts are included in footnote 14 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2007 and in footnotes 1 and 12 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2003 included in the Company’s Annual Report on Form 10-K filed on February 20, 2004. There were no forfeited stock option grants for the Named Executive Officers in 2006, however, 14,836 previously granted stock option awards were forfeited by employees of the Company during 2006.

(3) Non-Equity Incentive Plan Compensation - Reflects compensation attributable to the Company’s 2006 Annual Cash Incentive Plan in which all non-commissioned based associates participate. Actual and target payouts are expressed as a percentage of base salary. Payout of incentive compensation occurs upon achievement of certain soundness and performance thresholds as determined by the Committee. Subject to the plan’s provisions, payout for 2006 was at 120% of target for all associates as well as each Named Executive Officer.

	Turner	McCabe	Queener	Carpenter	McMahan
2006 % Target	50%	50%	40%	40%	30%
2006 % Payment	60%	60%	48%	48%	36%
2006 Payment	$246,000	$233,700	$112,320	$84,000	$63,000

Pinnacle Financial Partners, Inc.

(4) Other Compensation - The Company provides the Named Executive Officers with other forms of compensation. The following is a listing of various types of other compensation that the Company has not used in the past but may consider in the future to award its executives. We believe that including a listing of forms of compensation that we currently do not use is beneficial to investors as they compare our compensation elements to those of other organizations.

	Turner	McCabe	Queener	Carpenter	McMahan
Stock appreciation rights granted	None	None	None	None	None
Stock performance units granted	None	None	None	None	None
Supplemental retirement plans	NA	NA	NA	NA	NA
Pension plan	NA	NA	NA	NA	NA
Deferred compensation	NA	NA	NA	NA	NA
Board fees	No	No	NA	NA	NA

Group benefit package - All Company associates, including the Named Executive Officers, participate in the Company’s group benefit package which includes customary medical and dental benefits, group life, group disability, healthcare and dependent care reimbursement plans, 401k plan, etc. The Named Executive Officers receive no incremental employee benefits that are not offered to other Company associates, other than an enhanced long-term disability policy that provides incremental coverage over the group policy maximums. The following is a summary of the expense the Company incurred during 2006 to provide a 401k plan match to our Named Executive Officers and the cost of the enhanced long term disability policy.

	Turner	McCabe	Queener	Carpenter	McMahan
401k match	$16,927	$16,109	$9,888	$7,000	$7,000
Long term disability policy	$5,175	$6,309	$2,993	$1,670	$994

Paid time off - Each Named Executive Officer receives an allotment of 25 days for paid time off each year (excluding holidays). The Company does not provide sick leave for any associate, including the Named Executive Officers. Additionally, associates, including the Named Executive Officers, are not permitted to carryover unused paid time off into a subsequent fiscal year.

Other Executive perquisites: The Company provided the following perquisites to the Named Executive Officers in 2006:

	Turner	McCabe	Queener	Carpenter	McMahan
Company provided vehicles	NA	NA	NA	NA	NA
Automobile allowance	$13,200 / year	$13,200 / year	$13,200 / year	No	No
Parking allowances	No	No	No	No	No
Personal tax return fees paid	$750	$2,400	$ -	No	No
Health club membership	No	No	No	No	No
Country club membership	No	No	No	No	No
Corporate aircraft	NA	NA	NA	NA	NA

Pinnacle Financial Partners, Inc.

The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2006:

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under			Estimated Future Payouts Under
		Non-Equity Incentive Plan			Equity Incentive Plan
		Awards (1)			Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name and Principal Position	Grant date	Threshold	Target	Maximum	Threshold	Target	Maximum	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Stock Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards

M. Terry Turner	3/17/2006	—	—	—	—	—	—	—	23,866	$27	$230,784
President and Chief	8/15/2006	—	—	—	1,068	3,204	3,204	—	—	—	$112,000
Executive Officer	N/A	$0.00	$532,000	$1,064,000	—	—	—	—	—	—	N/A

Robert A. McCabe, Jr.	3/17/2006	—	—	—	—	—	—	—	22,673	$27	$219,248
Chairman of the Board	8/15/2006	—	—	—	982	2,946	2,946	—	—	—	$103,000
	N/A	$0.00	$505,400	$1,010,800	—	—	—	—	—	—	N/A

Hugh M. Queener	3/17/2006	—	—	—	—	—	—	—	11,933	$27	$115,392
Chief Administrative Officer	8/15/2006	—	—	—	620	1,859	1,859	—	—	—	$65,000
	N/A	$0.00	$238,000	$476,000	—	—	—	—	—	—	N/A

Harold R. Carpenter	3/17/2006	—	—	—	—	—	—	—	9,189	$27	$88,858
Chief Financial Officer	8/15/2006	—	—	—	429	1,287	1,287	—	—	—	$45,000
	N/A	$0.00	$192,500	$385,000	—	—	—	—	—	—	N/A

Charles B. McMahan	3/17/2006	—	—	—	—	—	—	—	8,353	$27	$80,774
Chief Credit Officer	8/15/2006	—	—	—	381	1,144	1,144	—	—	—	$40,000
	N/A	$0.00	$130,200	$260,400	—	—	—	—	—	—	N/A

(1)
The amounts shown in column (c) reflect the minimum payment level under the Company’s 2007 Annual Cash Incentive Plan which is 0% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the individual’s current salary and position.

(2)
Reflects an award of restricted shares under the 2004 Plan. The amounts shown in column (g) reflect the restricted share award targeted number of shares that can be earned over a three-year vesting period. This is also the maximum number of shares that can be earned by the Named Executive Officer over the three-year period thus it is the same number in column (h). All awards in column (g) and (h) could be forfeited should the Company not meet the performance and soundness targets for these awards. The restrictions on these shares lapse in 33% annual increments upon the achievement of certain soundness and performance thresholds for the fiscal years ending December 31, 2006, 2007 and 2008. The Named Executive Officer is entitled to vote these shares and receive any dividends payable with respect thereto, if any, prior to the lapsing of the forfeiture restrictions thereon. Based on achievement of the soundness and performance thresholds for the fiscal year ended December 31, 2006, the restrictions for the 2006 Award did lapse as did similar restrictions on restricted share awards from 2004 and 2005 awards. As a result, the threshold amounts above in column (f) reflect the vesting of the 2006 traunche. The following is the number of shares each Named Executive Officer was awarded in 2006.

	Turner	McCabe	Queener	Carpenter	McMahan
No. of awards	3,204	2,946	1,859	1,287	1,144
Grant date fair value of each award	$34.96	$34.96	$34.96	$34.96	$34.96
Aggregate value of award	$112,000	$103,000	$65,000	$45,000	$40,000

(3)
The amounts shown in column (j) reflect the number of stock options granted pursuant to the 2004 Plan during 2006. All options are granted at an exercise price that equals the closing price of the Company’s common stock at the date of grant. All of the reflected awards expire ten years from date of issuance and vest in 20% increments on the anniversary date of the grant. The awards prior to 2006 were issued as incentive stock options while the 2006 awards are classified as nonstatutory stock options. All awards were issued pursuant to the terms of the 2000 Plan or the 2004 Plan. The amount in column (l) reflects the dollar amount to be recognized for financial statement purposes in accordance with SFAS 123(R) over the vesting period. Assumptions used in the calculations of these amounts are included in footnote 14 to the Company’s audited financial statements for the fiscal year ended December 31, 2006 included in the Company’s Annual Report of Form 10-K filed with the Securities and Exchange Commission on February 28, 2007. The following are the number of options to acquire common stock granted to each Named Executive Officer during 2006:

Pinnacle Financial Partners, Inc.

	Turner	McCabe	Queener	Carpenter	McMahan
Grant date	Mar. 15, 2006	Mar. 15, 2006	Mar. 15, 2006	Mar. 15, 2006	Mar. 15, 2006
No. of option awards	23,866	22,673	11,933	9,189	8,353
Exercise price	$27.11	$27.11	$27.11	$27.11	$27.11
Grant date fair value of each option award	$9.67	$9.67	$9.67	$9.67	$9.67
Aggregate value of award	$230,784	$219,248	$115,392	$88,858	$80,774

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2006:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards (1)					Stock Awards (2)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexcercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (3) (#)

M. Terry Turner	—	23,866	—	$27.11	3/17/2016	—	—	3,332	$ 110,557
	4,422	17,689	—	$23.88	1/19/2015	—	—	—	—
	6,056	9,084	—	$14.78	4/26/2014	—	—	—	—
	15,000	10,000	—	$ 6.65	2/26/2013	—	—	—	—
	36,000	9,000	—	$ 4.96	2/1/2012	—	—	—	—
	15,000	—	—	$ 3.82	3/1/2011	—	—	—	—
	90,000	—	—	$ 5.00	12/19/2010	—	—	—	—

Robert A. McCabe, Jr.	—	22,673	—	$27.11	3/17/2016	—	—	3,100	$ 102,851
	3,943	15,772	—	$23.88	1/19/2015	—	—	—	—
	5,400	8,100	—	$14.78	4/26/2014	—	—	—	—
	13,200	8,800	—	$ 6.65	2/26/2013	—	—	—	—
	36,000	9,000	—	$ 4.96	2/1/2012	—	—	—	—
	15,000	—	—	$ 3.82	3/1/2011	—	—	—	—
	76,700	—	—	$ 5.00	12/19/2010	—	—	—	—

Hugh M. Queener	—	11,933	—	$27.11	3/17/2016	—	—	2,025	$ 67,189
	3,461	13,845	—	$23.88	1/19/2015	—	—	—	—
	4,740	7,110	—	$14.78	4/26/2014	—	—	—	—
	11,400	7,600	—	$ 6.65	2/26/2013	—	—	—	—
	21,600	5,400	—	$ 4.96	2/1/2012	—	—	—	—
	9,000	—	—	$ 3.82	3/1/2011	—	—	—	—
	60,000	—	—	$ 5.00	12/19/2010	—	—	—	—

Harold R. Carpenter	—	9,189	—	$27.11	3/17/2016	—	—	1,390	$ 46,130
	1,080	4,320	—	$23.88	1/19/2015	—	—	—	—
	2,200	3,300	—	$14.78	1/12/2014	—	—	—	—
	9,600	2,400	—	$4.96	2/1/2012	—	—	—	—
	6,000	—	—	$3.82	3/1/2011	—	—	—	—
	4,000	—	—	$5.00	12/19/2010	—	—	—	—

Charles B. McMahan	—	8,353	—	$27.11	3/17/2016	—	—	1,096	$ 36,381
	1,600	6,400	—	$23.88	1/19/2015	—	—	—	—
	2,460	3,690	—	$14.78	1/12/2014	—	—	—	—
	4,000	1,000	—	$6.46	12/31/2012	—	—	—	—

Pinnacle Financial Partners, Inc.

(1)	All option awards vest in 20% increments annually over the 10-year option term.
(2)
Unearned restricted share awards as of December 31, 2006 are for those shares which have vesting criteria tied to 2007 and 2008 performance and soundness targets. The 2006 restricted share award is 66.7% unearned at December 31, 2006 as 33.3% of the award has restrictions that tied to 2007 performance and soundness targets and 33.3% that are tied to 2008 targets. The 2005 restricted share award is 33.3% unearned because 33.3% of the award is associated with 2007 performance and soundness targets.

(3)	Market value is determined by multiplying the closing market price of the Company’s common stock on December 29, 2006 by the number of shares.

The following table details the number of options exercised during 2006, the value realized from those exercises as of the date of exercise, the number of restricted shares that vested during 2006 and the value realized on those shares as of the vesting date for the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired On Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired On Vesting (#)	Value Realized on Vesting ($)

M. Terry Turner	—	—	2,484	$82,433

Robert A. McCabe, Jr.	13,300	$ 385,834	2,314	$76,789

Hugh M. Queener	—	—	1,580	$52,412

Harold R. Carpenter	—	—	1,063	$35,268

Charles B. McMahan	—	—	828	$27,464

Employment Agreements

The Company entered into a three-year employment contract with M. Terry Turner, President and Chief Executive Officer, on August 1, 2000. The agreement automatically renews for an additional day each day after March 31, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. Turner, the Company will be obligated to pay Mr. Turner his base salary for the following terminating events:

Payment Obligation Terminating Event	In relation to Base Salary

Mr. Turner becomes permanently disabled	Maximum of six months
The Company terminates Mr. Turner’s employment without cause, as defined in the agreement	End of agreement’s term, but not more than three years
Mr. Turner terminates his employment for cause, as defined	Maximum of twelve months
Mr. Turner terminates his employment within twelve months after a change of control, as defined	Three times base salary and target bonus, plus benefits

The Company entered into a three-year employment contract with Robert A. McCabe, Jr., Chairman of the Board on August 1, 2000. The agreement automatically renews for an additional day each day after August 1, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. McCabe, the Company will be obligated to pay Mr. McCabe his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.

Pinnacle Financial Partners, Inc.

The Company entered into a three-year employment contract with Hugh M. Queener, Chief Administrative Officer, on December 4, 2000. The agreement automatically renews for an additional day each day after April 1, 2000, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. Queener, the Company will be obligated to pay Mr. Queener his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.

The Company entered into a three-year employment contract with Harold R. Carpenter, Chief Financial Officer, on March 14, 2006. The agreement automatically renews for an additional day each day after March 14, 2006, so that it will always have a three-year term, unless any of the parties to the agreement gives notice of intent not to renew the agreement. Pursuant to this agreement with Mr. Carpenter, the Company will be obligated to pay Mr. Carpenter his base salary under the same terms and conditions as described above under Mr. Turner’s agreement for certain terminating events.

The employment agreements set forth above for Messrs. Turner, McCabe, Queener and Carpenter, contain provisions that if the executive terminates his employment with the Company for “cause” within a year following a “change of control”, the executive shall be entitled to a lump sum severance payment equal to three times the executive’s then current salary and target bonus, plus certain retirement benefits plus tax payments. Generally, this “change of control” provision is typically referred to as a “double trigger” such that (a) a change of control has to occur as defined in the employment agreements and (b) the executive has to terminate his employment for “cause”, again as defined in the employment agreement, as follows:

(a)
A “change of control” generally means the acquisition by a person or group of 40% or more of the voting securities of the Company or the Bank; a change in the majority of the Board over a twelve-month period (unless the new directors were approved by a two-thirds majority of prior directors); a merger, consolidation or reorganization in which the Company’s shareholders before the merger own 50% or less of the voting power after the merger; or the sale, transfer or assignment of all or substantially all of the assets of the Company and its subsidiaries to any third party.

(b)
Termination for “cause” generally means that immediately following the change of control, the executive no longer reports to the same supervisor he reported to prior to the change of control, a change in supervisory authority such that the associates that reported to the executive prior to the change of control no longer report to the executive, a material modification in the executive’s job title or scope of responsibility, a change in office location of more than 25 miles from the executive’s current office location or a material change in salary, bonus opportunity or other benefit.

Also and in the event of a change of control, the executive will receive three years of Company-provided health plan benefits subsequent to his termination. In addition, the executive will be indemnified by the Company for any excise tax due under Section 4999 of the Internal Revenue Code of an amount sufficient to place the executive in the same after-tax position as the executive would have been had no excise tax been imposed upon or incurred or paid by the executive. The executive is also entitled to receive assistance from a qualified accounting firm of his choice not to exceed $2,500 per year for three years.

Furthermore, in the event of a change of control, any unvested restricted share awards, pursuant to the restricted share agreements with the executives noted above, would immediately vest. All unvested stock option grants would only vest pursuant to a change of control with the approval of the Human Resources and Compensation Committee.

The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2006:

Pinnacle Financial Partners, Inc.

	Employee disability (4)	Employee death (4)	Pinnacle terminates employment without cause	Employee terminates employment for cause	Pinnacle terminates employee for cause or Employee terminates employment without cause or Employee retires	Employee terminates for cause within twelve months of a change of control

M. Terry Turner
2006 base salary	$410,000	$-	$410,000	$410,000	$-	$410,000
2006 cash incentive payment	$205,000	$-	$205,000	$205,000	$-	$205,000
Total	$615,000	$-	$615,000	$615,000	$-	$615,000
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	$307,500	$-	$1,845,000	$615,000	$-	$1,845,000

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$28,800
Tax assistance	$-	$-	$-	$-	$-	$7,500
Intrinsic value of unvested stock options that immediately vest (1)	$-	$-	$-	$-	$-	$1,116,170
Value of unearned restricted shares that immediately vest	$110,557	$110,557	$-	$-	$-	$110,557
Payment for excise tax and gross up (2)	$-	$-	$674,707	$-	$-	$823,564
	$418,057	$110,557	$2,529,307	$617,400	$-	$3,931,591
Robert A. McCabe, Jr.
2006 base salary	$389,500	$-	$389,500	$389,500	$-	$389,500
2006 cash incentive payment	$194,750	$-	$194,750	$194,750	$-	$194,750
Total	$584,250	$-	$584,250	$584,250	$-	$584,250
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	$292,125	$-	$1,752,750	$584,250	$-	$1,752,750

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$28,800
Tax assistance	$-	$-	$-	$-	$-	$7,500
Intrinsic value of unvested stock options that immediately vest (1)	$-	$-	$-	$-	$-	$1,032,609
Value of unearned restricted shares that immediately vest	$102,851	$102,851	$-	$-	$-	$102,851
Payment for excise tax and gross up (2)	$-	$-	$635,760	$-	$-	$772,897
	$394,976	$102,851	$2,398,110	$586,650	$-	$3,697,407
Hugh M. Queener
2006 base salary	$234,000	$-	$234,000	$234,000	$-	$234,000
2006 cash incentive payment	$93,600	$-	$93,600	$93,600	$-	$93,600
Total	$327,600	$-	$327,600	$327,600	$-	$327,600
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	$163,800	$-	$982,800	$327,600	$-	$982,800

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$28,800
Tax assistance	$-	$-	$-	$-	$-	$7,500
Intrinsic value of unvested stock options that immediately vest (1)	$-	$-	$-	$-	$-	$758,479
Value of unearned restricted shares that immediately vest	$67,189	$67,189	$-	$-	$-	$67,189
Payment for excise tax and gross up (2)	$-	$-	$336,086	$-	$-	$431,394
	$230,989	$67,189	$1,328,486	$330,000	$-	$2,276,162
Harold R. Carpenter
2006 base salary	$175,000	$-	$175,000	$175,000	$-	$175,000
2006 cash incentive payment	$70,000	$-	$70,000	$70,000	$-	$70,000
Total	$245,000	$-	$245,000	$245,000	$-	$245,000
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	$122,500	$-	$735,000	$245,000	$-	$735,000

Health insurance - $800 per month	$-	$-	$9,600	$2,400	$-	$28,800
Tax assistance	$-	$-	$-	$-	$-	$7,500
Intrinsic value of unvested stock options that immediately vest (1)	$-	$-	$-	$-	$-	$272,074
Value of unearned restricted shares that immediately vest	$46,130	$46,130	$-	$-	$-	$46,130
Payment for excise tax and gross up (2)	$-	$-	$258,877	$-	$-	$307,914
	$168,630	$46,130	$1,003,477	$247,400	$-	$1,397,417
Charles B. McMahan
2006 base salary	$-	$-	$-	$-	$-	$-
2006 cash incentive payment	$-	$-	$-	$-	$-	$-
Total	$-	$-	$-	$-	$-	$-
Multiplier (in terms of years)	x .5	x 0	x 3	x 1	x 0	x 3
Aggregate cash payment	$-	$-	$-	$-	$-	$-

Health insurance - $800 per month	$-	$-	$-	$-	$-	$-
Tax assistance	$-	$-	$-	$-	$-	$-
Intrinsic value of unvested stock options that immediately vest (1)	$-	$-	$-	$-	$-	$255,178
Value of unearned restricted shares that immediately vest	$36,381	$36,381	$-	$-	$-	$36,381
Payment for excise tax and gross up (2)	$-	$-	$-	$-	$-	$-
	$36,381	$36,381	$-	$-	$-	$291,559

Pinnacle Financial Partners, Inc.

(1)  Vesting of stock option awards pursuant to a change of control may only occur upon the consent of the Human Resources and Compensation Committee.
(2) In determining the anticipated payment due the executive for excise tax and gross up pursuant to a termination by the Company of the employee without cause or a termination within twelve months following a change of control by the employee for cause, the Company has included in the calculation the anticipated value of the immediate vesting of previously unvested restricted share awards and stock option grants in addition to the cash payments and healthcare benefits noted above. As a result, the Company has computed the 20% excise tax obligation owed by Messrs. Turner, McCabe, Queener and Carpenter in the event Pinnacle terminates their employment without cause to be $304,000, $286,000, $151,000 and $116,000, respectively and in the event of a change of control to be $371,000, $347,000, $194,000 and $139,000, respectively. As a result, the Company has assumed a personal income tax rate of 45% for each executive and has included the additional gross up amount in the table above. The Company has not anticipated such excise tax or gross up payments for other terminating events as payments for such matters would be extended over a period of time such that the executive’s compensation would likely not be subject to section 280(g) of the Internal Revenue Code.
(3) Mr. McMahan does not have an employment agreement with the Company.
(4) The above amounts do not include benefits owed the Named Executive Officers or their estates pursuant to the Company’s broad based group disability insurance policies or group life insurance policy. These benefits would be paid pursuant to these group polices which are provided to all employees of the Company. Additionally, and also not included in the above amounts, the Named Executive Officers and certain other Leadership Team members also participate in a supplemental group disability policy which provides incremental coverage (i.e., “gap coverage”) for these individuals over the broad-based group disability coverage maximums.

Ownership Guidelines

The Committee also requires the CEO and all other Named Executive Officers to maintain a meaningful personal ownership in the Company in the form of common stock. Periodically, the Committee may establish minimum common stock beneficial ownership levels for the CEO and the other Named Executive Officers. In 2006, the Committee established common stock beneficial ownership levels for the CEO and the Chairman of the Board of 50,000 shares of Company common stock. Additionally, the Committee established stock beneficial ownership levels of 25,000 shares for the Chief Administrative Officer and 10,000 shares for both the Chief Financial Officer and the Chief Credit Officer. All Named Executive Officers currently exceed the applicable minimum level of beneficial ownership.

* * * *

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of March 1, 2007, the number of shares of Common Stock beneficially owned by (a) any person known to the Company who owns in excess of 5% of the outstanding shares of Common Stock, (b) each current director of the Company, (c) each Named Executive Officer listed in the Summary Compensation Table, and (d) all directors and executive officers, as a group. The information shown below is based upon information furnished to the Company by the named persons and the percentages are calculated based on shares outstanding as of March 1, 2007.

Pinnacle Financial Partners, Inc.

	Number of Shares Beneficially Owned
Name	Common Shares Beneficially Owned	Aggregate Stock Option Grants and Warrants Exercisable within 60 days of Record Date of March 1, 2007	Total	Percent of All Shares Owned
Board of Directors (1):
Sue G. Atkinson	41,600	-	41,600	0.27%
Gregory L. Burns	5,956	-	5,956	0.04%
Colleen Conway-Welch	20,400	10,000	30,400	0.20%
James C. Cope	79,560	-	79,560	0.51%
William H. Huddleston, IV	65,410	-	65,410	0.42%
Clay T. Jackson (3)	179,933	25,000	204,933	1.32%
Ed C. Loughry, Jr.	230,149	28,366	258,515	1.67%
Robert A. McCabe, Jr.	318,105	260,421	578,526	3.67%
Hal N. Pennington	3,400	-	3,400	0.02%
Dale W. Polley	53,667	25,000	78,667	0.51%
James L. Shaub, II	44,956	25,000	69,956	0.45%
Reese L. Smith, III	51,300	30,000	81,300	0.52%
M. Terry Turner (3)	174,703	264,674	439,377	2.79%

Named Executive Officers (1):
Hugh M. Queener (3)	115,937	160,249	276,186	1.77%
Harold R. Carpenter (3)	33,202	29,298	62,500	0.40%
Charles B. McMahan	9,135	12,561	21,696	0.14%

All Directors and Named Executive Officers a sa Group (16 persons)	1,427,413	870,568	2,297,981	14.05%

Persons known to Company who own more than 5% of outstanding shares of Company common stock (2):
T. Rowe Price Associates, Inc.
100 E. Pratt Street
Baltimore, Maryland 21202	884,300	-	884,300	5.71%

(1)
Each person is the record owner of and has sole voting and investment power with respect to his or her shares. Additionally, the address for each person listed is 211 Commerce Street Suite 300, Nashville, Tennessee 37201.

(2)	Per Schedule 13G filed with the Securities and Exchange Commission on February 14, 2007.
(3)
As of March 1, 2007, the following individuals have pledged the following amounts of their common shares beneficially owned to secure lines of credit or other indebtedness: Mr. Jackson - 120,612 shares; Mr. Turner - 80,000 shares; Mr. Queener - 43,500 shares; and Mr. Carpenter - 7,400 shares.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own beneficially more than 10% of the Company’s outstanding common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in their ownership of the Company common stock. Directors, executive officers and greater than 10% shareholders are required to furnish the Company with copies of the forms they file. To our knowledge, based on a review of the copies of these reports furnished to the Company during the year ended December 31, 2006, or on written representations from certain reporting persons that no Forms 5 were required for those persons, all of our directors and executive officers, who are listed above, complied with all applicable Section 16(a) filing requirements, except for Mr. McCabe who exercised 1,800 stock option grants on December 7, 2006, but did not file a Form 4 until February 15, 2007.

Pinnacle Financial Partners, Inc.

Certain Relationships and Related Transactions

The Company and the Bank have banking and other business transactions in the ordinary course of business with directors and officers of the Company and the Bank and their affiliates, including members of their families, corporations, partnerships or other organizations in which the directors and officers have a controlling interest. These transactions are on substantially the same terms (including price, interest rate and collateral) as those prevailing at the same time for comparable transactions with unrelated parties. In the opinion of management, these transactions do not involve more than the normal risk of collectability or present other unfavorable features to the Company or the Bank.

Atkinson Public Relations, of which Sue G. Atkinson is chairman, provides various services for the Company subject to an agreement which was approved by the Board of the Company. For the year ended December 31, 2006, the Company incurred approximately $195,000 in expenses for services rendered by this public relations company. Also, Mr. Jackson is an officer in an insurance firm that serves as an agent in securing insurance in such areas as Pinnacle Financial’s property and casualty insurance and other insurance policies. The amount this agency receives in commissions or fees on such insurance services is immaterial.

We have also entered into an employment agreement with Ed Loughry. This agreement has an initial term that expires on April 25, 2007 and specifies that in certain events, we will be obligated to pay Mr. Loughry a certain amount which is based on his annual salary and bonus. These events include disability, change of control and other events. Furthermore, pursuant to the employment agreement, Mr. Loughry has agreed to a noncompetition and nonsolicitation clause for a period of three years following termination of his employment. Mr. Loughry’s son, Cannon, is an employee of the Company serving as an executive in our information technology area and was paid $134,000 in salary and incentives for 2006.

Pursuant to the Audit Committee Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving any transaction required to be described in this Proxy Statement pursuant to the rules and regulations of the Securities and Exchange Commission. The Audit Committee has ratified the approval of the above-described transactions in which Ms. Atkinson and Mr. Jackson had an interest, which transactions had previously been approved by the full Board. In addition the Audit Committee has ratified the approval of Ed Loughry's employment agreement, which had previously been approved by the full Board and ratified the payment of the 2006 salary and cash incentive payment to Cannon Loughry.

Pinnacle Financial Partners, Inc.

REPORT OF THE AUDIT COMMITTEE

The following is the Report of the Audit Committee regarding the Company’s audited financial statements to be included in the Company’s Annual Report on Form 10-K:

We have reviewed and discussed with management the Company’s audited financial statements as of December 31, 2006 and 2005 and for the each of the years in the three-year period ended December 31, 2006.

We have discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants as adopted by the Public Company Accounting Oversight Board.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board’s Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, as adopted by the Public Company Accounting Oversight Board, and have discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

                    Dale W. Polley, Chairman
                    William H. Huddleston, Member
                    Clay T. Jackson, Member
                                    James L. Shaub, II, Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under such Acts.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

In March of 2006, the Audit Committee engaged the accounting firm of KPMG LLP ("KPMG") as the auditors of the Company’s December 31, 2006 consolidated financial statements. This engagement also included reviews of the Company’s interim financial statements included in Quarterly Reports on Form 10-Q for 2006. The Audit Committee of the Board of the Company has approved the appointment of KPMG to serve as the Company’s independent registered public accounting firm for the Company for the year ending December 31, 2007. The Audit Committee considered the background, expertise and experience of the audit team assigned to the Company and various other relevant matters, including the proposed fees for audit services. A representative of KPMG will be present at the Meeting and will be given the opportunity to make a statement if he desires and will be available to respond to appropriate questions from shareholders.

Pinnacle Financial Partners, Inc.

Audit Fees. During the years ended December 31, 2006 and 2005, the Company incurred the following fees for services performed by the independent registered public accounting firm:

	2006	2005
Audit Fees (1)	$526,800	$275,000
Audit-Related Fees (2)	30,000	109,150
Tax Fees	-	-
All Other Fees	-	-
Total Fees	$556,800	$374,150

(1)
Includes fees related to the annual independent audit of the Company’s financial statements and reviews of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q, and report on management’s assertion regarding internal control over financial reporting.

(2)
All audit-related fees for 2006 and 2005 were for services rendered in connection with the Company’s filing of a Form S-4 with the Securities and Exchange Commission related to the acquisition of Cavalry.

The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent auditor to the Company. The policy requires that all services KPMG, the Company’s independent registered public accounting firm, may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Committee. The Committee approved all audit and non-audit services provided by KPMG during fiscal 2006 prior to KPMG performing such services.

OTHER MATTERS

The Board of the Company knows of no other matters that may be brought before the Meeting. If, however, any matters other than those set forth in this proxy statement should properly come before the meeting, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders.

If you cannot be present in person, you are requested to complete, sign, date, and return the enclosed proxy promptly. An envelope has been provided for that purpose. No postage is required if mailed in the United States.

GENERAL INFORMATION

Annual Report. The Company’s 2006 Annual Report is being mailed to shareholders with this Proxy Statement. The Annual Report is not a part of the proxy solicitation materials.

Additional Information. A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, excluding certain exhibits thereto, may be obtained without charge by writing to Pinnacle Financial Partners, Inc., Attn: Chief Financial Officer, 211 Commerce Street, Suite 300, Nashville, Tennessee 37201. Also, the Company’s Annual Report on Form 10-K and all quarterly reports on Form 10-Q for the year ended December 31, 2006 can also be accessed via the “Investor Relations” section of the Company’s website located at www.pnfp.com.

                By Order of the Board of Directors,

                                                Hugh M. Queener
                Corporate Secretary
  March 14, 2007

Pinnacle Financial Partners, Inc.

Appendix A
PINNACLE FINANCIAL PARTNERS

Corporate Governance Guidelines
(as approved by the Nominating and
Corporate Governance Committee on December 19, 2006)

The Nominating and Corporate Governance Committee of the Board of Directors (“the Committee”) has established these Corporate Governance Guidelines to provide guidance with respect to the Board’s responsibilities as well as to comply with the rules of NASDAQ and good corporate governance principles. These guidelines are intended to reflect the Board’s commitment to monitor the effectiveness of policy and decision making at the Board and management levels, with a view to enhancing stockholder value over the long term.

1.  Director Qualifications

The Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment will include members' qualification as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. No director may be nominated to a new term if he or she would be age 72 or older at the time of the election.

Directors are expected to submit a letter of resignation when they experience a change in employment or file for bankruptcy protection. The Committee will review the appropriateness of continued Board membership where a director experiences a change in employment or files for bankruptcy protection.

Directors must notify the Chairman of the Board and the Chairman of the Committee in advance of accepting an invitation to serve on another company’s board of directors. The Committee may consider whether such service may negatively affect such director’s ability to serve on the Board. Generally, inside directors and non-employee directors who also serve as a CEO of a public company are limited to their Pinnacle board seat plus two other public company boards. All other directors will limit the number of public company boards on which they serve to their Pinnacle board seat plus three other public company boards.

No director may be renominated that failed to attend at least 75% of the meetings of the Board and the Committees on which such director served in the year prior to the year in which his or her term expired without valid excuse as determined by the Committee.

In order to attract qualified candidates, the Firm may purchase reasonable directors' and officers' liability insurance on their behalf to provide the benefits of indemnification to the fullest extent permitted by law and the Firm's charter, by-laws and any indemnification agreements, and to provide exculpation as provided by state law and the Firm's charter.

2.  Director Nomination

Nominees for directorship will be recommended to the Board by the Committee in accordance with the policies and principles in its charter. The Board will determine whether the recommended nominees will be part of the Firm’s nominees for director in each proxy statement for the annual meeting of shareholders and, between annual meetings, will elect new directors, upon recommendation by the Committee, to fill vacancies on the Board.

3.  Majority Voting on Directors

In an uncontested election of Directors (i.e., an election where the only nominees are those recommended by the Board of Directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will promptly tender his or her resignation to the Chairman of the Board following election of the shareholder vote.

The Committee will promptly consider the resignation submitted by a Director receiving a greater number of votes “withheld” from his or her election than votes “for” his or her election, and the Committee will recommend to the Board whether to accept the tendered resignation or reject it. In considering whether to accept or reject the tendered resignation, the Committee will consider factors deemed relevant by the members of the Committee including, without limitation, the stated reasons why shareholders “withheld” votes for election from such director, the length of service and qualifications of the director whose resignation has been tendered, the director’s contributions to the Company’s Corporate Governance Guidelines.

Pinnacle Financial Partners, Inc.                                                                             Appendix A - Page 1

The Board will act on the Committee’s recommendation no later than 90 days following the date of the shareholder’s meeting where the election occurred. In considering the Committee’s recommendation, the Board will consider the factors considered by the Committee and such additional information and factors the Board believes to be relevant. Following the Board’s decision on the Committee’s recommendation, the Company will promptly publicly disclose the Board’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

To the extent that one or more Directors’ resignations are accepted by the Board, the Committee will recommend to the Board whether to fill such vacancy or vacancies or to reduce the size of the Board.

Any Director who tenders his or her resignation pursuant to this provision will not participate in the Committee recommendation or Board consideration regarding whether or not to accept the tendered resignation. If a majority of the members of the Committee received a greater number of votes “withheld” from their election than votes “for” their election at the same election, than the independent Directors who are on the Board who did not receive a greater number of votes “withheld” from their election than votes “for” their election (or who were not standing for election) will appoint a Board committee amongst themselves solely for the purpose of considering the tendered resignations and will recommend to the Board whether to accept them or reject them. This Board committee may, but need not, consist of all of the independent Directors who did not receive a greater number of votes “withheld” from their election than votes “for” their election or who were not standing for election.

This Corporate Governance Guideline will be summarized or included in each proxy statement relating to an election of directors of the Company.

4.  Board Composition

The Board will have a majority of directors who meet the criteria for independence required by NASDAQ.

The Board presently has thirteen members. The by-laws establish a range of five to twenty five. The Board believes that nine to fifteen members is currently the optimal size to permit diversity of experience without hindering effective discussion or diminishing individual accountability. Pursuant to the Firm’s charter, the number of directors shall be set by the affirmative vote of a majority of the full Board and the Board shall be divided into three classes. Any change in the range of Board members will be reflected in the Firm’s by-laws. The Committee shall recommend whether to increase the size of the Board or whether, in the event of a vacancy for any reason, to fill such vacancy or to reduce the size of the Board. A change in the range or number of directors requires affirmative votes of 2/3 of the then serving directors or the affirmative vote of the holders of 2/3 of the issued and outstanding shares.

5.  Term Limits

The Board does not believe it should establish term limits. Term limits result in the loss of accumulated knowledge particular to the Firm and its business. Additionally, term limits may result in the loss of the most qualified individuals. As an alternative to term limits, the Committee will review each director's qualifications and performance on the Board at least every three years in connection with determining Board composition and/or whether to renominate a director.

6.  Director Responsibilities

The basic responsibility of the directors is to oversee the business and affairs of the Firm. In the performance of their duties, the directors will exercise their business judgment to act in what they reasonably believe to be in the best interest of the Firm and its shareholders. Directors may seek information, advice or opinions from the Firm’s officers and associates and from other advisers, consultants and experts and may rely in good faith upon information, advice or opinions provided by such persons.

Directors shall attend at least one continuing education program during their three-year term in order to enhance skills and stay abreast of important corporate governance issues.

It is generally the duty of management (i.e., the CEO or his designee) to speak for the Firm. Absent unusual circumstances or as contemplated by the committee charters, Board members should communicate with third parties only at the request of the CEO.

Directors are encouraged to maintain a meaningful personal ownership in the company in the form of common stock. Minimum stock ownership guidelines for directors and key executives have been established. Periodically, the Committee may adjust minimum stock ownership guidelines for directors and key executives.

Pinnacle Financial Partners, Inc.                                                                             Appendix A - Page 2

7.  Meetings

Directors should seek to attend all Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Information and data that are important to the Board's understanding of the business to be conducted at a Board or committee meeting should generally be distributed in writing to the directors before the meeting and directors should review these materials in advance of the meeting.

The CEO will establish the agenda for each Board meeting. Each Board member is free to suggest the inclusion of items on the agenda. Each Board member is free at any Board meeting to raise subjects that are not on the agenda for that meeting. The Board will review the Firm's long-term strategic plans and the principal issues that the Firm will face in the future during at least one Board meeting each year, generally in a two-day retreat with the senior executives of the Firm.

8.  Independent Director Meetings

The independent directors will meet in executive session periodically and at least in two regularly scheduled meetings. The director who presides at these meetings shall be chosen by the independent directors, will serve until the next regularly scheduled meeting and his or her name will be disclosed in the annual proxy statement.

9.  Board Committees

In addition to the Committee, the Board will at all times have an Audit Committee and a Human Resources and Compensation Committee. All of the members of these committees will be independent directors under the criteria established by NASDAQ and applicable law. Committee members will be appointed by the Board upon recommendation by the Committee in the case of the Audit Committee and the Human Resources and Compensation Committee and by the independent members of the Executive Committee in the case of the Committee. Consideration should be given to rotating committee members periodically, but rotation is not mandated as a policy.

Additionally, the Board will have a Trust Committee and a Community Affairs Committee.

Each committee will have its own written charter which has been approved by the Board. The charters will set forth the purposes, goals and responsibilities of the committees as well as qualifications for committee membership, procedures for committee member appointment and removal, committee structure and operations and committee reporting to the Board.

The Chairman of each committee, in consultation with the committee members, will determine the frequency and length of the committee meetings consistent with any requirements set forth in the committee's charter. The Chairman of each committee, in consultation with the appropriate members of the committee and management, will develop the committee's agenda. At the beginning of the year, each committee will establish a schedule of agenda subjects to be discussed during the year (to the degree these can be foreseen). The schedule for each committee will be furnished to all directors.

The Board and each committee have the power to hire and compensate, independent legal, financial or other advisors, as they may deem necessary, without consulting or obtaining the approval of any officer of the Firm in advance.

The Board may, from time to time, establish or maintain additional committees as necessary or appropriate.

10.  Audit Committee Responsibilities and Qualifications

In general, the Audit Committee will oversee auditing and financial reporting matters. The Audit Committee also has the responsibilities set forth in the Audit Committee Charter and otherwise required by law, regulation or requirement of NASDAQ and shall produce an annual report of the Audit Committee for inclusion in the Firm’s proxy statement. The Audit Committee shall have responsibility for appointing, dismissing, overseeing and determining the compensation of the Firm’s external auditors. The Audit Committee will assist the Board in monitoring (1) the integrity of the financial statements of the Firm, (2) the Firm’s compliance with legal and regulatory requirements and other requirements imposed on the Firm by the Board and (3) the performance of the Firm's internal audit function and independent auditors.

Each Audit Committee member must meet the enhanced independence requirements imposed by federal law and NASDAQ. Each Audit Committee member must also be financially literate, and at least one member must possess certain accounting or financial expertise as set forth in the NASDAQ rules. The Chairman of the Audit Committee will have an accounting background and financial management expertise.

Pinnacle Financial Partners, Inc.                                                                              Appendix A - Page 3

11.  Human Resources and Compensation Committee Responsibilities and Qualifications

The Human Resources and Compensation Committee has the responsibilities set forth in the Human Resources and Compensation Committee Charter. The Human Resources and Compensation Committee will assist the Board in (1) approving the compensation of directors and officers, (2) establishing strategies and compensation policies and programs for associates of the Firm to provide incentives for delivery of value to the Firm’s shareholders, (3) establishing policies to hire and retain senior executives, with the objective of aligning the compensation of senior management with the business of the Firm and the interests of the Firm’s shareholders, (4) ensuring that the compensation policies of the Firm meet or exceed all legal and regulatory requirements and any other requirements imposed on the Firm by the Board and (5) producing an annual report on executive compensation for inclusion in the Firm’s proxy statement.

Each member of the Human Resources and Compensation Committee must meet the independence requirements imposed by NASDAQ.

12.  Nominating and Corporate Governance Committee Responsibilities and Qualifications

The Nominating and Corporate Governance Committee has the responsibilities set forth in the Nominating and Corporate Governance Committee Charter. This Committee will assist the Board in nominating directors for the Board and its committees (except membership on the Nominating and Corporate Governance Committee of the Board, which will be nominated by the independent members of the Executive Committee and elected by the Board) and in reviewing and recommending corporate governance guidelines and procedures

Additionally, this Committee will (1) identify individuals qualified to become Board members, (2) select or recommend to the Board for selection, director nominees for the Firm’s next annual shareholders meeting and (3) develop and recommend to the Board corporate governance principles applicable to the Firm.

13.  Director Access to Officers and Associates

To the extent appropriate for the discharge of their oversight function, directors may have full and free access to officers and associates of the Firm. The directors will use their judgment to ensure that any such contact is not disruptive to the business operations of the Firm and will copy the CEO on any written communications between a director and an officer or associate of the Firm, unless the circumstances would render copying the CEO inappropriate. All information provided by the Firm or Firm personnel to a director should be considered confidential unless it has been publicly disclosed by the Firm and shall not be disclosed by the Board member without the consent of the Firm.

Executive officers of the Firm are encouraged to regularly attend Board meetings. If the CEO wishes to have additional Firm personnel attend on a regular basis, this suggestion should be brought to the Board for approval.

14.  Director Compensation

The Firm may compensate members of the Audit Committee only for services rendered as a member of the Board or as a Board committee member. The Firm will not compensate Associate members of the Board for service on the Board or a Board committee.

Compensation for directors should be competitive with similarly situated companies. The form and amount of director compensation will be determined by the Human Resources and Compensation Committee in accordance with the policies and principles set forth in its charter, and the Human Resources and Compensation Committee will conduct an annual review of director compensation. The Human Resources and Compensation Committee is entitled to take into consideration that directors' independence may be jeopardized if director compensation and perquisites exceed customary levels, if the Firm makes substantial charitable contributions to organizations with which a director is affiliated, or if the Firm enters into consulting contracts with (or provides other indirect forms of compensation to) a director or an organization with which the director is affiliated.

The Human Resources and Compensation Committee will review the form and amounts of Board compensation annually to ensure its competitiveness with other companies and its effectiveness in attracting qualified members.

In general, approximately one-third of the annual director compensation is in the form of restricted common stock.

Pinnacle Financial Partners, Inc.                                                                             Appendix A - Page 4

15.  Director Orientation and Continuing Education

All new directors must participate in the Firm's director orientation program, which should be conducted within two months of election of a new director. This orientation will include presentations by senior management to familiarize new directors with the Firm's strategic plans, its significant financial, accounting and risk management issues, its compliance programs, its Code of Conduct, its principal officers and its internal and independent auditors. Directors are expected to attend at least one developmental seminar during their three-year term and meet any applicable requirements for continuing education promulgated by NASDAQ.

16.  CEO Evaluation and Management Succession

The Human Resources and Compensation Committee will conduct an annual review of the CEO's performance, as set forth in its charter. The Human Resources and Compensation Committee will consider, among other things, the goals set for the CEO and their achievement. The Board of Directors will review the Human Resources and Compensation Committee's report in order to ensure that the CEO is providing the best leadership for the Firm in the long- and short-term.

The Human Resources and Compensation Committee should make an annual report to the Board on succession planning. The CEO should at all times make available his or her recommendations and evaluations of potential successors, along with a review of any development plans recommended for such individuals.

17.  Annual Performance Evaluation

The Board of Directors will conduct an annual self-evaluation to determine whether it and its committees are effective. The Nominating and Corporate Governance Committee will receive comments from all directors, which have been submitted to the legal counsel to the committee and will report annually to the Board with an assessment of the Board's performance. This will be discussed with the full Board annually. The assessment will focus on the Board's contribution to the Firm and specifically focus on areas in which the Board or management believes that the Board could improve.

18.  Maintenance of Guidelines

The Nominating and Corporate Governance Committee will review these Corporate Governance Guidelines annually and recommend changes to the Board. The Board will determine the changes to be made to these Corporate Governance Guidelines based upon those recommendations. In the case of any conflict between these Guidelines and the Charter, Bylaws, or Committee Charters of any Board Committee, the Charter, Bylaws, and/or Committee Charter, as the case may be, shall be controlling.

19.  Publication of Corporate Governance Matters

The Firm publishes on its web site (1) these Corporate Governance Guidelines, (2) the Audit Committee Charter, (3) the Human Resources and Compensation Committee Charter, (4) the Nominating and Corporate Governance Charter and (5) the Code of Conduct. In addition, these documents are available to any shareholder of the Firm who makes a request to the Secretary of the Firm.

Pinnacle Financial Partners, Inc.                                                                               Appendix A - Page 5

Appendix B

PINNACLE FINANCIAL PARTNERS, INC.
Amended and Restated
Audit Committee Charter

Approved by the Board of Directors on January16, 2007

General

The Audit Committee (the “Committee”) of the Board of Directors of Pinnacle Financial Partners, Inc. (the “Company”) shall consist of at least three directors, all of whom shall be independent. Members of the Committee shall not receive any compensation from the Company except for their board or committee service, and shall also satisfy the requirements for independence established by the Nasdaq Stock Market and as required by the rules and regulations of the Securities and Exchange Commission. Additionally, each member of the Committee shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years and shall be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. Also, one member of the Committee shall be an “audit committee financial expert” as defined by the rules and regulations of the Securities and Exchange Commission. Company management and internal and external independent auditors may attend each meeting or portions thereof as required by the Committee. Outside counsel and other consultants and/or advisors may attend meetings at the invitation of the Committee. The Committee shall be authorized, if it determines such action to be appropriate, to retain at the Company’s expense, independent counsel or other consultants and/or advisors. The Committee will have a minimum of four meetings each year (typically once a quarter) and will have special meetings if and when required. The Committee shall engage such independent counsel and other advisors, as it deems necessary to carry out its duties.

Responsibilities

The Committee’s role is one of oversight; whereas the Company’s management is responsible for the adequacy of the Company’s systems of internal accounting controls and procedures and for preparing the Company’s financial statements. The Committee shall oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. The external independent auditors are responsible for auditing those financial statements. The Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work. The following functions shall be the key responsibilities of the Committee in carrying out its oversight function.

1.
The Committee shall ensure that the affairs and practices of the Company, Pinnacle National Bank and all other subsidiaries, if any, are subject to proper, effective and continuing internal and external independent audits and control procedures.

2.
The Committee shall annually approve the appointment, retention, compensation and oversight of the work of the external independent auditors (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company, and the independent auditor shall report directly to the Committee. The Committee will also:

-
Periodically evaluate the qualifications and experience of the independent auditor team, evaluating the audit scope, staffing levels and quality control procedures of the external independent auditors.

-
Ensure that the annual, external audit will be prepared in accordance with standards of the Public Company Accounting Oversight Board and that the Company’s financial statements are prepared in accordance with generally accepted accounting principles. The audit will include an appropriate evaluation of the Company’s internal control over financial reporting, and the issuance of a report to the Committee regarding such internal control over financial reporting.

-
Review and discuss with management and the external independent auditors the annual audited and quarterly unaudited financial statements including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Pinnacle Financial Partners, Inc.                                                                             Appendix B - Page 1

-
Receive timely reports from the external independent auditor concerning the Company’s critical accounting policies and practices, all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the ramifications of alternative disclosures and treatments and the treatment preferred by the external independent auditor, and all other material written communications between the external independent auditor and the Company’s management and resolve any disagreements between management and the external independent auditors.

-
Review and discuss annually with the external independent auditors the matters required to be discussed by SAS No. 61 and No. 90, as amended or supplemented, and following such review, reach a determination to recommend to the full Board that such audited financial statements be included in the annual report filed with the Securities and Exchange Commission.

-	Approve in advance the retention of the independent auditor for any non-audit service and the fee for such service.
-
Confirm the independence of the independent auditors and obtain a formal written statement delineating all relationships between the independent auditors and the Company consistent with Independence Standards Board Standard No. 1, including all non-audit services and fees. The Committee will also discuss with the independent auditors any relationship or service that would impact the auditors objectivity and independence and will recommend that the Board take appropriate action in response to the auditor’s statement to ensure the independence of the independent auditors.

3.
The Committee shall determine whether to retain a third party accounting firm (which shall not be the independent auditor) to provide all or a portion of the internal audit function and the terms and conditions, including fees, for any such engagement. The Committee shall annually approve the selection, evaluation, compensation and audit plan of the internal audit provider or staff. This selection will be ratified by the full Board of Directors annually. The Committee will determine that the internal audit provider or staff has:

-	Examined and evaluated the effectiveness of the system of internal control over financial reporting and the quality of performance in carrying out assigned responsibilities in the organization.
-	Reviewed the reliability and integrity of financial and operating information used and reported.
-
Examined compliance with regulations, laws, policies and sound banking practices and the internal systems in place to assure ongoing compliance and report violations or internal system deficiencies and recommended improvements.

4.
The Committee shall ensure that the internal and external audit staffs, as well as the internal loan review provider or staff, have appropriate and direct access to the Committee and periodically meet with the Committee in private session as appropriate.

5.	The Committee shall establish policies for the Company’s hiring of employees or former employees of the external independent auditor who were engaged on the Company’s account.

6.
The Committee shall inquire of Company management and the independent auditors regarding the appropriateness and quality of accounting principles followed by the Company, changes in accounting principles and their impact on the financial statements and the effect of regulatory and accounting initiatives, as well as any off-balance sheet items on the Company’s financial statements.

7.
The Committee shall receive reports from the principal executive and financial officers of the Company regarding (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting; and (iii) whether there were changes in the Company’s internal control over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

Pinnacle Financial Partners, Inc.                                                                             Appendix B - Page 2

8.
The Committee shall establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

9.
The Committee shall review quarterly, prior to their filing with the Securities and Exchange Commission, the Company’s Quarterly Report on Form 10-Q and Annual Report on Form 10-K. Additionally, the Committee shall review a report from the Company’s Chief Executive Officer and Chief Financial Officer concerning their certifications filed with such reports.

10.	The Committee shall review and approve all related party transactions to the extent required under NASDAQ Stock Market qualification standards.

11.
Concerning members of the Company’s board of directors and any executive officer, the Committee shall review any violations and any waivers (as approved by the Company’s board of directors) to the Company’s Code of Conduct.

12.	The Committee shall receive information on the adequacy of the Company’s compliance with established policies, regulations and controls.

13.	The Committee shall receive regular reports on management’s progress in addressing any problems or issues identified in all audit reports.

14.
The Committee shall review any recommendations or findings of the Board of Directors or any other Board or Management Committees with a heightened sense of awareness to those matters that have an impact on the financial statements and the internal control over financial reporting of the Company. At a minimum, the following items should be reviewed on a consistent basis:

-	The quarterly Internal Loan Review audit schedule, summary of audit findings and allowance for loan loss analysis.
-	The quarterly compliance monitoring schedule, summary of findings, violations of compliance laws and regulations, and corrective actions taken or to be taken.
-	Any violations of the Code of Conduct by any Directors, Officers or Associates having an impact on, or being reasonably related to, the Company’s internal control over financial reporting.

15.
The Committee shall review all regulatory examination reports and determine whether adequate corrective actions are being taken to correct any deficiencies, violations or weaknesses noted in the reports.

16.	The Committee shall receive reports concerning all significant litigation involving the Company and any of its subsidiaries from the Company’s legal counsel.

17.
The Committee shall prepare a report for inclusion in the Company’s proxy statement disclosing that the Committee has reviewed and discussed the audited financial statements with management and discussed certain other matters with the independent auditors. The report shall state whether based upon these discussions, the Committee recommended to the Board that the audited financial statements be included in the Company’s annual report.

18.
The Committee shall review and assess the adequacy of the Committee’s charter annually. If any revisions therein are deemed necessary or appropriate, the Committee shall submit the same to the Board for its consideration and approval.

19.
The Committee shall review and assess the effectiveness of the Committee’s performance annually. The Committee shall address any improvement opportunities in a formal and timely manner and present such to the Board for its consideration and approval.

Pinnacle Financial Partners, Inc.                                                                             Appendix B - Page 3

Appendix C

PINNACLE FINANCIAL PARTNERS, INC.
HUMAN RESOURCES AND COMPENSATION COMMITTEE CHARTER
Approved by the Board of Directors on October 17, 2006

Purpose of the Human Resources and Compensation Committee

The Board of Directors has established the Human Resources and Compensation Committee of the Board to assist the Board in:

1)	Reviewing and adopting Human Resources policies for Pinnacle Financial Partners, Inc. and Pinnacle National Bank (collectively, the "Firm").
2) Ensuring that the overall personnel needs of the Firm are being met.

Members of the Human Resources and Compensation Committee

The Committee must be comprised of at least three and no more than five members of the Board. The Committee must be comprised solely of independent directors.

An independent director must not be an officer or associate of the Firm or its subsidiaries and must not have any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise satisfy the applicable requirements for a director to be considered independent set out by the rules of the Nasdaq Stock Market or any stock exchange on which the Firm’s securities are then listed. In addition, as long as the Firm’s stock incentive plans and incentive bonus plans are intended to comply with the requirements of Section 162(m) of the Internal Revenue Code, all directors, who serve on the Committee, must be “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

No Committee member shall have an interest in the Firm that would preclude his or her ability to act on behalf of all the shareholders of the Firm.

No Committee member may participate in any discussion with respect to, or vote on, any matter in which he or she is not independent. If there is any basis for believing a Committee member is not independent, the facts and circumstances should be reported to the Committee’s Counsel and the Board, and the Committee member should not participate or vote on any matter until the Board has determined that the Committee member is independent.

The members of the Human Resources and Compensation Committee shall be nominated for membership on the Human Resources and Compensation Committee by the Nominating and Corporate Governance Committee and elected by the Board. Each member of the Committee shall serve a one year term or until such director’s earlier resignation or removal. Any member may resign his or her position as a member of the Committee upon notice given in writing or by electronic transmission to the Board. A member may be removed from the Committee upon the majority vote of the Board. The Chair of the Committee will be nominated by the Nominating and Corporate Governance Committee and elected by the Board.

Responsibilities of the Human Resources and Compensation Committee

The Committee is responsible to the Board for the following activities:

1) Reviewing and adopting all Human Resources policies.

2) Ensuring that the overall personnel needs of the Firm are being met.

•	Adopting succession and management development plans for appropriate personnel.

•	Reviewing future personnel needs and recruitment program results.

•	Adopting and monitoring the Firm's Affirmative Action Plan.

Pinnacle Financial Partners, Inc.                                                                             Appendix C - Page 1

•	Overseeing the performance appraisal system.

•	Evaluating associate morale and human resources risk.

3) Providing oversight for all matters of compensation and benefits.

•
Reviewing annually and determining the individual compensation and incentive arrangements (including any employment or severance agreements) for the executive officers of the Firm and its subsidiaries and reviewing compensation and incentive arrangements for all other officers of the Firm and its subsidiaries.

•	Establishing strategies and compensation policies and programs for associates of the Firm to provide incentives for delivery of value to the Firm’s shareholders.

•
Establishing policies to hire and retain senior executives, with the objective of aligning the compensation of senior management with the business of the Firm and the interests of the Firm’s shareholders.

•
Reviewing and discussing with management the Compensation Discussion and Analysis included in the Company’s proxy statement and/or annual report on Form 10-K, and providing a report disclosing this review and discussion and whether, based thereon, the Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement and/or report.

•	Reviewing all associate benefit programs including new plans and revisions, overall cost and regulatory compliance.

•	Overseeing the overall compensation strategies of the Firm and its subsidiaries and ensuring that all compensation arrangements comply with applicable law.

•
Reviewing the Firm’s stock option plans or equity related incentives to ensure they provide proper incentives and avoid excessive dilution of ownership by existing shareholders and making recommendations to the Board and shareholders with respect to amendments to the plans, including changes in the number of shares authorized for issuance thereunder.

•
Approving for submission to stockholders all new equity-related incentive plans, and material amendments thereto, required to be approved by the shareholders under applicable listing requirements of the Nasdaq Stock Market or any stock exchange on which the Firm’s securities are then listed.

•
Granting, in accordance with the provisions of applicable stock incentive plans, stock options, stock purchase rights or other equity-based incentives to individuals eligible for such grants (including executive officers subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Executives”), and amending such stock options or stock purchase rights in accordance with the terms of the applicable plans.

•	Authorizing the repurchase of options, shares or other equity interests from terminated associates.

•
Approving tax qualified, non-discriminatory associate benefit plans or parallel non-qualified plans that provide for the acquisition of stock or options by officers, directors, associates or consultants.

•	Approving stock based incentives or stock issuances to persons not previously an associate or director as an inducement material to the person’s employment with the Firm.

•
Developing and administering a compensation policy for senior management that contains appropriate performance incentives and equity-linked components and determining whether executive officers are to receive any incentive bonus compensation based on the performance of the Firm relative to such performance goals and objectives, or such lesser amounts as the Committee determines.

•	Surveying the amount and types of executive compensation paid by comparable companies.

Pinnacle Financial Partners, Inc.                                                                               Appendix C - Page 2

•	Implementing and administering incentive compensation programs for executive officers and authorizing all awards to such individuals under the incentive programs.

•
Performing annual reviews and approving corporate goals and objectives relevant to executive officers’ compensation, evaluating each executive officer’s performance in light of those goals and objectives, and setting each executive officer’s compensation levels based on this evaluation. Specifically, the Committee will set compensation for the Chief Executive Officer, approve compensation for other key executives and review all other compensation. In determining any long-term incentive component of the Chief Executive Officer’s compensation, the Committee will consider, among other relevant factors, the Firm’s performance and relative shareholder return, the value of incentive awards to chief executive officers at comparable companies, and the awards given to the Firm’s Chief Executive Officer in past years.

•	Administering the Firm’s stock option plan and other equity incentive plans with respect to the Firm’s executive officers and associates.

•	Approving equity incentive awards, special cash payments or other material benefits made available to Section 16 Executives.

•	Approving employment, non-competition, change of control, severance or similar agreements with executive officers and amendments to such agreements.

•	Evaluating annually adherence by each executive officer to the Associate Code of Conduct and taking such evaluation into account in determining such executive officer’s compensation levels.

•	Reviewing the overall effectiveness of the Firm’s associate benefit plans.

•	Making recommendations to the Board concerning the compensation of non-management members of the Board for service on the Board and committees thereof.

In addition to the matters set forth herein, the Committee will perform such other functions as required by law, the listing requirements of the Nasdaq Stock Market or any stock exchange on which the Firm’s securities are then listed, the Firm’s Charter or Bylaws, or Board resolution.

Meetings

The Committee shall meet five times a year and may from time to time require specially called meetings, as deemed necessary by the Chair of the Committee. The Chair of the Committee will preside at each meeting of the Committee and shall set the length of each meeting and the agenda of items to be addressed at each meeting. The Committee shall meet in executive session when assessing the performance of and determining the compensation for or incentives to the Chief Executive Officer and at such other times as the Chair or the Committee may determine.

Subcommittees

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more of the members of the Committee. The Committee may delegate such authority to a subcommittee as the Committee deems appropriate.

Reporting

The Committee shall maintain written minutes of all meetings and consent actions, which shall be recorded or filed with the books and records of the Firm and made available to the Board. The Committee will make regular reports to the Board with respect to the compensation of all executive officers, including incentive-compensation plans and equity-based plans, and as required by law, regulations or applicable stock exchange regulations. Reports of significant matters presented at meetings of the Committee will be given by the Chair of the Committee to the Board on an as needed basis.

Pinnacle Financial Partners, Inc.                                                                               Appendix C - Page 3

Committee Report on Executive Compensation

The Committee shall prepare a report, regarding executive compensation, for inclusion in the Firm’s proxy statement or annual report as required by, and in accordance with, applicable rules and regulations.

Assistance from Others

The Committee may engage external advisors and compensation consultants, to the extent determined appropriate by the Committee, to facilitate the performance of the functions of the Committee. All external advisors engaged by the Committee shall report directly to the members of the Committee. Specifically, the Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist in the evaluation of director, Chief Executive Officer or senior executive and shall have the sole authority to approve the consultant’s fees and other retention terms. The Committee has the same authority to retain other experts to advise or assist it, including independent counsel, accountants, financial analysts or others. The Committee may also request reports from the Chief Executive Officer, the Chief Financial Officer, the Director of Human Resources or any other officer of the Firm.

Performance Evaluation

Each year, the Committee shall review and assess the adequacy and appropriateness of this charter and the Committee’s own performance. The results of such evaluation and any proposed changes should be presented to the full Board.

Pinnacle Financial Partners, Inc.                                                                              Appendix C - Page 4

Appendix D

PINNACLE FINANCIAL PARTNERS, INC.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE CHARTER
Approved by the Board of Directors on October 17, 2006

Purpose of the Nominating and Corporate Governance Committee

The Board of Directors has established the Nominating and Corporate Governance Committee of the Board to assist the Board in:

1)    Nominating directors for the Board and its committees (except membership on the Nominating and Corporate Governance Committee of the Board, which will be nominated by the independent members of the Executive Committee and elected by the Board).

2)    Reviewing and recommending corporate governance guidelines and procedures.

Members of the Nominating and Corporate Governance Committee

The Committee must be comprised of at least three and no more than five members of the Board. The Committee must be comprised solely of independent directors.

An independent director must not be an officer or associate of the Firm or its subsidiaries and must not have any relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and shall otherwise satisfy the applicable requirements for a director to be considered independent set out by the rules of the Nasdaq Stock Market or any stock exchange on which the Firm’s securities are then listed.

No Committee member shall have an interest in the Firm that would preclude his or her ability to act on behalf of all the shareholders of the Firm.

No Committee member may participate in any discussion of, or vote on, any matter in which he or she is not independent. If there is any basis for believing a Committee member is not independent, the facts and circumstances should be reported to the Board, and the Committee member should not participate or vote on any matter until the Board has determined that the Committee member is independent.

The members of the Nominating and Corporate Governance Committee shall be nominated for membership on the Nominating and Corporate Governance Committee by the independent members of the Executive Committee and elected by the Board. Each member of the Committee shall serve a one year term or until such director’s earlier resignation or removal. Any member may resign his or her position as a member of the Committee upon notice given in writing or by electronic transmission to the Board. A member may be removed from the Committee upon the majority vote of the Board. The Chair of the Committee will be nominated by the independent members of the Executive Committee and elected by the Board.

Responsibilities of the Nominating and Corporate Governance Committee

The Committee is responsible to the Board for the following activities:

1)   Nominating directors for the Board and its committees.

•	Establishing criteria for nomination and selection of new Board members.

•	Identifying and nominating acceptable directors.

•	Nominating directors for committee members and committee chairs based on committee requirements, including the charter of any such committee.

2)   Evaluating annually adherence by each director to the Firm’s requirements for Board or committee membership.

Pinnacle Financial Partners, Inc.                                                                             Appendix D - Page 1

3)	Ensuring that the Board and management are adhering to the best practices in all applicable areas of governance and that the Board and all its committees are functioning effectively.

•	Conducting an annual governance check-up including a review of the current best practices in all applicable areas.

•
Reviewing the annual Governance Manual that sets out, among other things, all committee charters, and all Board and committee agenda items for the year and a comprehensive Board and committee meeting schedule.

•	Conducting annual Board and committee evaluations in order to identify potential functional improvements to the working of the Board and its committees.

In addition to the matters set forth herein, the Committee will perform such other functions as required by law, the listing requirements of the Nasdaq Stock Market or any stock exchange on which the Firm’s securities are then listed, the Firm’s Charter or Bylaws, or Board resolution.

Meetings

The Committee shall meet at least twice a year and may from time to time require specially called meetings, as deemed necessary by the Chair of the Committee. The Chair of the Committee will preside at each meeting of the Committee and shall set the length of each meeting and the agenda of items to be addressed at each meeting.

Subcommittees

The Committee may, by resolution passed by a majority of the Committee, designate one or more subcommittees, each subcommittee to consist of one or more of the members of the Committee. The Committee may delegate such authority to a subcommittee as the Committee deems appropriate.

Reporting

The Committee shall maintain written minutes of all meetings and consent actions, which shall be recorded or filed with the books and records of the Firm and made available to the Board. Reports of significant matters presented at meetings of the Committee will be given by the Chair of the Committee to the Board on an as needed basis.

Assistance from Others

The Committee may engage external advisors and compensation consultants, to the extent determined appropriate by the Committee, to facilitate the performance of the functions of the Committee. All external advisors engaged by the Committee shall report directly to the members of the Committee. The Committee has the same authority to retain other experts to advise or assist it, including independent counsel, accountants, financial analysts or others. The Committee may also request reports from the Chief Executive Officer, the Chief Financial Officer or any other officer of the Firm.

Performance Evaluation

Each year, the Committee shall review and assess the adequacy and appropriateness of this charter and the Committee’s own performance. The results of such evaluation and any proposed changes should be presented to the full Board.

Pinnacle Financial Partners, Inc.                                                                             Appendix D - Page 2

Appendix E
PROXY
PINNACLE FINANCIAL PARTNERS, INC.
SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON APRIL 17, 2007

The undersigned hereby appoints Robert A. McCabe, Jr. or M. Terry Turner or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them or either of them to represent and to vote, as designated below, all of the common stock of Pinnacle Financial Partners, Inc., which the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held at 211 Commerce Street Suite 100, Nashville, Tennessee 37201 and at any adjournments of the annual meeting, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the annual meeting, receipt of which are hereby acknowledged.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE PROPOSALS.

PROPOSAL #1: To elect the four (4) persons listed below to serve as Class I Directors of Pinnacle Financial Partners, Inc. for a three-year term:

Sue G. Atkinson	Gregory L. Burns
Colleen Conway-Welch	Clay T. Jackson

[ ] FOR all nominees listed above	[ ] WITHHOLD authority to vote on all nominees listed above	[ ] FOR ALL EXCEPT - See instruction below

INSTRUCTION: To withhold authority for any individual nominee, mark "For All Except" above, and write the names of the nominees for which you do NOT wish to vote FOR in the space below.

PROPOSAL #2: To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007:

                [ ] FOR                 [ ] AGAINST                 [ ] ABSTAIN

* * * * * * * *

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION TO THE CONTRARY IS INDICATED, IT WILL BE VOTED FOR THE PROPOSALS.

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER
MATTERS WHICH MAY COME BEFORE THE ANNUAL MEETING.

If stock is held in the name of more than one person, all holders must sign. Signatures should correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership or limited liability company, please sign in such name by authorized person.

Signature(s) of Shareholder(s)	Please print name of Shareholder(s)	Date: ___________, 2007
(be sure to date your proxy)

I WILL ____________ WILL NOT ____________ ATTEND THE ANNUAL MEETING OF SHAREHOLDERS.

PLEASE MARK, SIGN AND DATE THIS PROXY, AND RETURN IT IN THE ENCLOSED RETURN-ADDRESSED ENVELOPE AS SOON AS POSSIBLE. NO POSTAGE NECESSARY. THANK YOU.

Pinnacle Financial Partners, Inc.                                                                               Appendix E - Page 1